     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 1999.
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                         ------------------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         ------------------------------
                           EAGLE USA AIRFREIGHT, INC.
             (Exact name of registrant as specified in its charter)

              TEXAS                            76-0094895
 (State or other jurisdiction of            (I.R.S. Employer
  incorporation or organization)          Identification No.)

                              15350 VICKERY DRIVE
                              HOUSTON, TEXAS 77032
                                 (281) 618-3100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 JAMES R. CRANE
                       PRESIDENT, CHIEF EXECUTIVE OFFICER
                           AND CHAIRMAN OF THE BOARD
                           EAGLE USA AIRFREIGHT, INC.
                              15350 VICKERY DRIVE
                              HOUSTON, TEXAS 77032
                                 (281) 618-3100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------
                                   Copies to:

          GENE J. OSHMAN                   STEVEN K. COCHRAN
      BAKER & BOTTS, L.L.P.            THOMPSON & KNIGHT, L.L.P.
       3000 ONE SHELL PLAZA         1700 PACIFIC AVENUE, SUITE 3300
    HOUSTON, TEXAS 77002-4995           DALLAS, TEXAS 75201-1700
          (713) 229-1234                     (214) 969-1700

                         ------------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                         ------------------------------
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED         PROPOSED
                                                                  MAXIMUM          MAXIMUM
                                                  AMOUNT          OFFERING        AGGREGATE        AMOUNT OF
           TITLE OF EACH CLASS OF                 TO BE          PRICE PER         OFFERING       REGISTRATION
        SECURITIES TO BE REGISTERED           REGISTERED (1)      SHARE(1)       PRICE(2)(3)          FEE
----------------------------------------------------------------------------------------------------------------
Common stock, par value $.001 per share.....        --               --          $50,715,000        $14,099
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) In accordance with Rule 457(o) under the Securities Act, the number of shares being registered and the proposed maximum offering price per share are not included in this table.
(2) Includes shares of common stock that may be purchased from the selling shareholder by the underwriters pursuant to their over-allotment option.
(3) Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices reported on the Nasdaq National Market on July 28, 1999.
                         ------------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SUBJECT TO COMPLETION JULY 29, 1999
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                    , 1999

                          [EAGLE USA AIRFREIGHT LOGO]

                        1,200,000 SHARES OF COMMON STOCK

--------------------------------------------------------------------------------

THE COMPANY:

- We are a leading provider of air freight forwarding and other transportation services.

- Eagle USA Airfreight, Inc.
  15350 Vickery
  Houston, Texas 77032
  (281) 618-3100

- NASDAQ SYMBOL: EUSA

THE OFFERING:

- An existing shareholder is offering 1,200,000 shares of common stock.

- The underwriters have an option to purchase an additional 180,000 shares from the selling shareholder to cover over-allotments.

- There is an existing trading market for these shares. The reported last sale price on July 28, 1999 was $36 1/8 per share.

- We will not receive any of the proceeds from the shares sold in this offering or incur any out-of-pocket expenses associated with the offering.

- Closing:             , 1999.

--------------------------------------------------------------------------------

                                                              PER SHARE   TOTAL
--------------------------------------------------------------------------------
  Public offering price:                                       $          $
  Underwriting fees:
  Proceeds to selling shareholder:

--------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.
--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

                          DONALDSON, LUFKIN & JENRETTE

WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY U.S. FEDERAL SECURITIES LAW TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

                      [MAP SHOWING OUR TERMINAL LOCATIONS]

                               TABLE OF CONTENTS

                                        PAGE
Prospectus Summary....................    1
Risk Factors..........................    5
Forward-Looking Statements............    8
Use of Proceeds.......................    8
Price Range of Common Stock...........    9
Dividend Policy.......................    9
Capitalization........................   10
Selected Consolidated Financial and
  Operating Data......................   11
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   12

                                        PAGE
Business..............................   22
Management............................   35
Principal and Selling Shareholders....   36
Description of Capital Stock..........   37
Underwriting..........................   41
Legal Matters.........................   43
Experts...............................   43
Where You Can Find More Information...   43
Incorporation of Documents
  by Reference........................   43
Index to Consolidated Financial
  Statements..........................  F-1

                               PROSPECTUS SUMMARY

     This summary is qualified by more detailed information appearing in other sections of this prospectus. The other information is important, so please read this entire prospectus carefully. Unless otherwise indicated, the information in this prospectus assumes that the over-allotment option will not be exercised and does not give effect to the three-for-two stock split we declared on July 26, 1999. The stock split will be distributed on August 30, 1999, to holders of record on August 23, 1999.

                                  THE COMPANY

     We are a leading provider of air freight forwarding and other transportation services. We have become one of the largest air freight forwarders in the United States as measured by domestic forwarding revenues largely as a result of our ability to work closely with our customers to provide customized freight shipping services on a price-competitive basis. We focus on expedited deliveries. During the third quarter of fiscal 1999, over 60% of our freight forwarding shipments were delivered on a next day or second day basis. Our revenues grew at a compound annual rate of 49.6% to $417.1 million in fiscal 1998 from $83.3 million in fiscal 1994 and our operating income increased at a compound annual rate of 53.0% to $32.2 million in fiscal 1998 from $5.9 million in fiscal 1994. During the first nine months of fiscal 1999, our revenues were $428.4 million and our operating income was $31.6 million, compared to revenues of $295.2 million and operating revenue of $23.9 million during the first nine months of fiscal 1998.

     Historically, we have grown almost exclusively through the internal expansion of our air freight forwarding customer base and terminal network. Over the last several years, we have expanded our terminal network from 27 domestic terminals in September 1994 to 64 domestic and 14 foreign terminals in July 1999. As we have grown, we have significantly expanded our services beyond air freight forwarding to include:

     - local pick-up and delivery,
     - truck brokerage,
     - customs brokerage,
     - air charter services,
     - ocean freight services,
     - computerized tracking of shipments via the Internet,
     - computer-based shipping systems,
     - electronic data interchange,
     - custom shipping reports,
     - warehousing, and
     - cargo assembly and protective packing and crating.

     As a result of our terminal network growth and increased services, we have expanded the scope of our potential customers and enhanced our ability to compete for high-revenue national accounts. Because of our increasing shipment volumes, we have been able to command priority access to freight capacity from air carriers at peak times and at discount rates. The increasingly complex demands of freight transportation and the need for cost-effective distribution networks have placed a premium on the services of air freight forwarders, including our company, that can offer reliable service over a broad network at competitive prices.

     Our customers are engaged in a variety of industries. Although we impose no size or weight restrictions on shipments, we focus on shipments of over 50 pounds. Our average shipment weight during fiscal 1998 was 623 pounds. As a result of our focus on larger shipments, we do not directly compete for most of our business with overnight courier or small parcel companies like Federal Express Corporation, United Parcel Service of America, Inc. and Airborne Freight Corporation. Those companies typically use their own captive airplane fleets. On occasion, these fleets are a source of cargo space for our forwarding operations.

     Our freight forwarding operations involve:

     - obtaining shipment orders from customers,
     - determining the best means to transport the shipments to their destination, and
     - arranging and monitoring all aspects of the shipments.

     Typically, a commercial air carrier provides the transportation. We do not own or operate aircraft, and consequently, we place no restrictions on delivery schedules or shipment size or weight. We currently service specific high-volume transportation lanes utilizing eight cargo airplanes under short term leases. On occasion, we charter cargo aircraft for use in other transportation lanes as needed. We draw on our transportation expertise to provide forwarding services that are tailored to meet the goals of the customer. We arrange for, and in many cases provide, pick-up and delivery service between the carrier and the location of the shipper or recipient. We have local pick-up and delivery operations at 64 of our 78 terminal locations as well as at three locations without air freight forwarding operations. If delivery schedules permit, we typically use lower-cost, overland truck transportation services, including those obtained through our truck brokerage operations.

     We believe that our advanced information systems are important to our operations and have contributed to our growth. Our integrated information systems -- Worldport -- includes logistics information, management information and accounting systems. Worldport permits on-line entry and retrieval of shipment, pricing, scheduling and tracking data and is the database for our management information and accounting systems. Our information systems provide accurate, up-to-date information on the status of shipments, both internally and to customers, and allow our management to monitor our operations and financial results. Our customers can obtain shipment information through the Eagle Track option on our Web site or through a software program named Eagle Advisor. Eagle Advisor allows customers to access shipment information that is automatically transmitted to their personal computers via the Internet. Our local pick-up and delivery operations use barcode and signature scanners that allow for enhanced tracking of shipments. Delivery receipts with signatures are stored on a centralized imaging system, and the images are available to all North American locations via our Intranet and to customers via Eagle Advisor. In addition, we offer to some of our customers Eagle-Ship, a dedicated personal computer, printer and barcode scanner, that allows the customer's shipping dock personnel to automate their shipping process with multiple shippers.

     Our business strategy includes the following principal elements:

     - continuing the growth of our core domestic freight forwarding business by providing high-quality, customized services, expanding our terminal network and capitalizing on economies of scale,

     - expanding our international freight forwarding business,

     - expanding our local pick-up and delivery and centralized truck brokerage operations to retain additional profits on shipments and enhance our ability to monitor and control shipments,

     - providing attractive incentive-based compensation to attract, retain and highly incentivize our employees, and

     - using our advanced information systems, including Internet applications, to provide our customers with accurate and up-to-date shipment information.

     By the end of fiscal 2000, we currently plan to open new terminals in approximately 10 additional locations and to initiate local pick-up and delivery operations in approximately 10 additional locations. We also plan to expand our overseas presence through a variety of means that may include new terminal openings, exclusive or nonexclusive agency agreements, direct equity positions within selected overseas agencies and strategic acquisitions.

                                  THE OFFERING

Common stock offered by the
  selling shareholder............    1,200,000 shares

Common stock outstanding as of
  June 30, 1999..................    19,030,774

Use of proceeds..................    We will not receive any of the proceeds
                                     from the sale of these shares. All of our out-of-pocket offering expenses will be paid by the selling shareholder.

Nasdaq National Market symbol....    EUSA

     The number of outstanding shares of our common stock shown above excludes an aggregate of 4,319,287 shares reserved for issuance under our stock plans as of June 30, 1999. 2,945,208 of these shares were issuable upon exercise of stock options outstanding as of June 30, 1999 at a weighted average exercise price of $23.61, including vested options for 601,708 shares. Under the treasury stock method of computation and at a $36.125 per share price for shares repurchased, the issued options would represent approximately 622,648 common stock equivalents.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

                                                                                                          NINE MONTHS ENDED
                                                            FISCAL YEAR ENDED SEPTEMBER 30,                   JUNE 30,
                                                  ----------------------------------------------------   -------------------
                                                    1994       1995       1996       1997       1998       1998       1999
                                                                                                             (UNAUDITED)
                                                             (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
STATEMENT OF INCOME DATA:
  Revenues......................................  $ 83,276   $126,214   $185,445   $291,767   $417,083   $295,239   $428,424
  Cost of transportation........................    49,764     72,366    103,312    163,616    233,257    164,525    243,455
                                                  --------   --------   --------   --------   --------   --------   --------
  Gross profit..................................    33,512     53,848     82,133    128,151    183,826    130,714    184,969
  Personnel costs...............................    19,165     27,939     41,619     67,813     97,584     69,071     93,955
  Other selling, general and
    administrative expenses.....................     8,461     13,704     22,665     34,639     54,022     37,758     59,411
                                                  --------   --------   --------   --------   --------   --------   --------
  Operating expenses............................    27,626     41,643     64,284    102,452    151,606    106,829    153,366
                                                  --------   --------   --------   --------   --------   --------   --------
  Operating income..............................     5,886     12,205     17,849     25,699     32,220     23,885     31,603
  Nonoperating income...........................        76        319        934      1,693      1,776      1,259      1,934
                                                  --------   --------   --------   --------   --------   --------   --------
  Income before income taxes....................     5,962     12,524     18,783     27,392     33,996     25,144     33,537
  Provision for income taxes....................     2,408      5,017      7,302     10,594     12,964      9,620     12,961
                                                  --------   --------   --------   --------   --------   --------   --------
  Net income(1).................................  $  3,554   $  7,507   $ 11,481   $ 16,798   $ 21,032   $ 15,524   $ 20,576
                                                  ========   ========   ========   ========   ========   ========   ========
Basic earnings per share(2).....................        --   $   0.55   $   0.69   $   0.94   $   1.12   $   0.83   $   1.09
Diluted earnings per share(2)...................        --       0.51       0.66       0.90       1.09       0.80       1.07
OPERATING DATA:
  Gross margin..................................      40.2%      42.7%      44.3%      43.9%      44.1%      44.3%      43.2%
  Operating margin..............................       7.0%       9.7%       9.6%       8.8%       7.7%       8.1%       7.4%
  Same terminal revenue growth(3)...............      44.0%      29.1%      29.3%      48.7%      25.0%      30.0%      36.2%
  Air freight terminals at period end...........        27         37         47         60         71         66         78
  Local delivery locations at period end........         0         11         28         44         64         58         67
  Freight forwarding shipments..................   291,956    382,583    524,685    832,704  1,048,795    747,811  1,006,094
  Average weight (lbs) per freight forwarding
    shipment....................................       520        608        576        521        623        597        675

                                                                  AS OF SEPTEMBER 30,                      AS OF JUNE 30,
                                                  ----------------------------------------------------   -------------------
                                                    1994       1995       1996       1997       1998       1998       1999
                                                                                                             (UNAUDITED)
                                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital...............................  $  3,510   $  6,852   $ 41,487   $ 60,638   $ 85,869   $ 82,847   $102,516
  Total assets..................................    16,612     24,468     71,729    106,871    156,336    140,303    187,682
  Long-term indebtedness, less current
    portion.....................................        11      8,474          0          0          0          0          0
  Shareholders' equity..........................     5,031      1,699     50,442     80,504    119,046    113,118    140,213

------------------------------

(1) Net income includes pro forma charges of $1,916 for fiscal 1994, $3,682 for fiscal 1995 and $945 for fiscal 1996. These pro forma charges represent the estimated federal income taxes that would have been reported had we been a C Corporation before December 4, 1995.

(2) Historical net income per share is not provided for fiscal 1994 as such inclusion is considered to be irrelevant.

(3) Percentage increase in revenues for terminals open as of the beginning of the prior fiscal period.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of the common stock could decline, and you may lose all or part of your investment.

WE MAY NOT BE SUCCESSFUL IN CONTINUING OUR GROWTH EITHER INTERNALLY OR THROUGH ACQUISITION

     We have experienced significant growth, primarily through increases in sales at existing terminals and opening new terminals. We also completed one acquisition in 1997 and two in 1998. We anticipate that our growth strategy in the future will primarily focus on internal growth in our domestic and international freight forwarding, local pick-up and delivery and truck brokerage business, and could also include additional acquisitions. Our ability to continue our growth will depend on a number of factors, including:

     - existing and emerging competition,
     - our ability to open new terminals,
     - our ability to maintain profit margins in the face of competitive pressures,
     - the continued recruitment, training and retention of operating and management employees,
     - the strength of demand for our services,
     - the availability of capital to support our growth, and
     - the ability to identify, negotiate and fund acquisitions when appropriate.

     Acquisitions involve risks, including those relating to:

     - the integration of acquired business,
     - the retention of prior levels of business,
     - the retention of employees,
     - the diversion of management attention,
     - the amortization of acquired intangible assets, and
     - unexpected liabilities.

     We cannot assure you that we will be successful in implementing any of our business strategy or plans for future growth.

OUR BUSINESS COULD BE ADVERSELY IMPACTED BY NEGATIVE CONDITIONS IN THE INDUSTRIES OF OUR PRINCIPAL CUSTOMERS, IN PARTICULAR THE PERSONAL COMPUTER, ELECTRONICS, TELECOMMUNICATIONS AND RELATED INDUSTRIES

     Demand for our services could be adversely impacted by negative conditions in the industries of our customers. A substantial number of our principal customers are in the personal computer, electronics, telecommunications and related industries. These customers collectively accounted for a substantial percentage of our revenues in fiscal 1998 and in the first nine months of fiscal 1999. Adverse conditions in the industries of our customers could cause us to lose a significant customer or experience a decrease in the shipment volume of our customers. Either of these events could negatively impact our financial results. We expect that demand for our services, and consequently our results of operations, will continue to be sensitive to domestic and, as we continue to expand internationally, global economic conditions and other factors beyond our control.

OUR ABILITY TO SERVE OUR CUSTOMERS DEPENDS ON THE AVAILABILITY OF CARGO SPACE FROM THIRD PARTIES

     Our ability to serve our customers depends on the availability of air cargo space, including space on passenger and cargo airlines that service the transportation lanes we use. Shortages of cargo space are most likely to develop around holidays and in especially heavy transportation lanes. In addition, available cargo space could be reduced as a result of decreases in the number of passenger airlines serving particular transportation lanes at particular times. This could occur as a result of economic conditions, transportation strikes, regulatory changes and other factors beyond our control. Although we do not believe that the lack of cargo space has had a significant impact on our ability to book cargo space to date, future operating results could be adversely affected by significant shortages of suitable cargo space and associated increases in rates charged by passenger airlines for cargo space.

WE MAY LOSE BUSINESS TO COMPETITORS, PARTICULARLY THOSE WITH GREATER FINANCIAL RESOURCES OR ESTABLISHED INTERNATIONAL NETWORKS

     Competition within the freight industry is intense. We compete with fully integrated carriers, including BAX Global, Inc. and Emery Air Freight Corporation, that have substantially greater financial resources than us. As we expand our international operations, we expect to encounter increased competition from those forwarders that have a predominantly international focus and have established international networks that are much more extensive than ours, including Air Express International Corporation, Expeditors International of Washington, Inc., Fritz Companies Inc. and Circle International Group, Inc. We also encounter competition from other forwarders with nationwide networks, regional and local forwarders, passenger and cargo air carriers, trucking companies, cargo sales agents and brokers, and carriers and associations of shippers organized for the purpose of consolidating their members' shipments to obtain lower freight rates from carriers. Our inability to compete successfully in our industry could cause us to lose customers or lower the volume of our shipments.

WE ARE SUBJECT TO CLAIMS ARISING FROM OUR PICK-UP AND DELIVERY OPERATIONS

     At June 30, 1999, we utilized the services of approximately 1,548 drivers in connection with our local pick-up and delivery operations. From time to time, these drivers are involved in accidents. Although most of these drivers are independent contractors, we could be held liable for their actions. We currently carry, or require our independent owner/operators to carry, liability insurance of $1.0 million for each accident. However, claims against us may exceed the amount of coverage. A material increase in the frequency or severity of accidents, liability claims or workers' compensation claims, or unfavorable resolutions of claims, could materially affect us. In addition, significant increases in insurance costs as a result of these claims could reduce our profitability.

EVENTS IMPACTING THE VOLUME OF INTERNATIONAL TRADE COULD ADVERSELY AFFECT OUR INTERNATIONAL OPERATIONS

     Our international operations are directly related to and dependent on the volume of international trade, particularly trade between the United States and foreign nations. This trade is influenced by many factors, including:

     - economic and political conditions in the United States and abroad,
     - major work stoppages,
     - exchange controls, the Euro conversion and currency fluctuations,
     - wars and other armed conflicts, and
     - United States and foreign laws relating to tariffs, trade restrictions, foreign investment and taxation.

     Trade-related events beyond our control, like a failure of various nations to reach or adopt international trade agreements or an increase in bilateral or multilateral trade restrictions, could have a material adverse effect on our international operations.

OUR SUCCESS DEPENDS ON THE EFFORTS OF OUR FOUNDER AND OUR OTHER KEY MANAGERS AND PERSONNEL

     Our founder, James R. Crane, serves as President, Chief Executive Officer and Chairman of the Board. We believe that our future success will be highly dependent upon the continuing efforts of Mr. Crane and our other executive officers, key employees and regional managers, as well as our ability to attract and retain other skilled managers and personnel. The loss of the services of any of our key personnel could have a material adverse effect on us.

WE MAY BE VULNERABLE TO YEAR 2000 FAILURES THAT COULD LEAD TO AN UNINSURED BUSINESS INTERRUPTION

     A Year 2000 failure of our internal systems or the systems of our customers, suppliers or other third parties could result in a business interruption that adversely affects our business, financial condition or operations. We are not insured for this type of loss. For a more detailed description of the Year 2000 issues facing us, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Issues."

WE ARE CONTROLLED BY OUR PRINCIPAL SHAREHOLDER, AND THIS COULD DELAY OR PREVENT A CHANGE OF CONTROL OF OUR COMPANY

     After this offering, James R. Crane will own approximately 36.8% of the outstanding shares of our common stock, or 35.8% if the underwriters' over-allotment option is exercised in full. As a result, Mr. Crane individually will be in a position to control our company through his ability to significantly influence the outcome of elections of our directors and other matters submitted to a vote of shareholders. Mr. Crane's ownership of our common stock may have the effect of delaying or preventing a change of control of our company.

WE COULD INCUR ADDITIONAL EXPENSES OR TAXES IF THE INDEPENDENT OWNER/OPERATORS WE USE IN CONNECTION WITH OUR LOCAL PICK-UP AND DELIVERY OPERATIONS ARE FOUND TO BE "EMPLOYEES" RATHER THAN "INDEPENDENT CONTRACTORS"

     The Internal Revenue Service, state authorities and other third parties have at times successfully asserted that independent owner/operators in the transportation industry, including those of the type we use in connection with our local pick-up and delivery operations, are "employees" rather than "independent contractors." Although we believe that the independent owner/operators we use are not employees, the IRS, state authorities or others could challenge this position, and federal and state tax or other applicable laws, or interpretations of applicable laws, could change. If they do, we could incur additional employee benefit-related expenses and could be liable for additional taxes, penalties and interest for prior periods and additional taxes for future periods.

OUR FAILURE TO COMPLY WITH GOVERNMENTAL PERMIT AND LICENSING REQUIREMENTS COULD RESULT IN SUBSTANTIAL FINES OR REVOCATION OF OUR OPERATING AUTHORITIES

     Our operations are subject to various state, local, federal and foreign regulations that in many instances require permits and licenses. Our failure to maintain required permits or licenses, or to comply with applicable regulations, could result in substantial fines or revocation of our operating authorities.

PROVISIONS OF OUR CHARTER AND BYLAWS AND OF TEXAS LAW MAY DELAY OR PREVENT TRANSACTIONS THAT WOULD BENEFIT SHAREHOLDERS

     Our articles of incorporation and bylaws and Texas law contain provisions that may have the effect of delaying, deferring or preventing a change of control of our company. These provisions, among other things:

     - authorize our board of directors to set the terms of preferred stock,
     - restrict the ability of shareholders to take action by written consent, and
     - restrict our ability to engage in transactions with 20% shareholders.

     Because of these provisions, persons considering unsolicited tender offers or other unilateral takeover proposals may be more likely to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. As a result, these provisions may make it more difficult for our shareholders to benefit from transactions that are opposed by an incumbent board of directors.

                           FORWARD LOOKING STATEMENTS

     This prospectus includes or incorporates by reference forward looking statements, including those relating to:

     - availability of cargo space,
     - our overseas presence and plans for international air freight forwarding services and agreements for international cargo,
     - expansion and results of our terminal network,
     - plans for local delivery services and truck brokerage,
     - improvements in our information systems and logistic systems and services and the impact of the Year 2000 problem,
     - marketing results,
     - effects of litigation and governmental regulation or action,
     - margins, costs of transportation and other operating expenses,
     - any seasonality of our business,
     - dividend plans,
     - retention of employees or management,
     - continued growth, acquisitions and implementation growth and business strategy,
     - expected sources of liquidity to support working capital and capital expenditure requirements,
     - tax benefits of any stock option exercises, and
     - any other statements regarding future growth, future cash needs, future terminals, future operations, business plans and future financial results, and any other statements which are not historical facts.

     When used in this prospectus, the words "anticipate," "believe," "estimate," "expect," "may," "plans," "project" and similar expressions are intended to be among the statements that identify forward-looking statements. These statements involve risks and uncertainties, including those factors detailed in "Risk Factors" and elsewhere in this prospectus and in our other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by the selling shareholder. The selling shareholder will receive all proceeds from the sale of the shares offered in this prospectus. See "Principal and Selling Shareholders."

                          PRICE RANGE OF COMMON STOCK

     For the fiscal quarters indicated, the following table summarizes the high and low last reported closing sales prices of our common stock for each quarterly period indicated:

                                                              PRICE RANGE OF
                                                               COMMON STOCK
                                                              ---------------
                                                              HIGH        LOW
FISCAL YEAR ENDED SEPTEMBER 30, 1997:
  First Quarter.............................................  $27 3/4     $25 1/4
  Second Quarter............................................   33 1/2      25 1/4
  Third Quarter.............................................   31 3/8      18
  Fourth Quarter............................................   36 1/8      24 1/8
FISCAL YEAR ENDED SEPTEMBER 30, 1998:
  First Quarter.............................................  $35 3/4     $25 1/2
  Second Quarter............................................   30 1/2      27 1/2
  Third Quarter.............................................   36          25 1/4
  Fourth Quarter............................................   36 5/8      12
FISCAL YEAR ENDING SEPTEMBER 30, 1999:
  First Quarter.............................................  $24 7/8     $24 1/2
  Second Quarter............................................   32 1/2      32 1/2
  Third Quarter.............................................   48 3/4      42 7/8
  Fourth Quarter (through July 28, 1999)....................   43 7/16     36 1/8

     On July 28, 1999, the reported last sale price of our common stock was $36 1/8 per share. As of June 30, 1999, we had approximately 111 stockholders of record, including brokerage firms and other nominees.

                                DIVIDEND POLICY

     We intend to retain all available earnings generated by our operations for the development and growth of our business. Since our initial public offering, we have not paid cash dividends. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Subject to Texas law, our board of directors will have broad discretion to make any future determination as to dividend policy. Any determination will depend on a number of factors, including

     - future earnings,
     - capital requirements,
     - financial condition,
     - business factors, and
     - any other factors our board of directors deems relevant.

                                 CAPITALIZATION

     The following table shows our cash and short-term investments and total capitalization as of June 30, 1999. The table excludes 4,319,287 shares of common stock reserved for issuance under our stock incentive plans as of June 30, 1999. 2,945,208 of these shares were issuable upon exercise of stock options outstanding at June 30, 1999, including vested options for 601,708 shares.

                                                                  AS OF
                                                              JUNE 30, 1999
                                                              --------------
                                                              (IN THOUSANDS)
                                                               (UNAUDITED)
Cash and short-term investments.............................     $ 59,413
                                                                 ========
Total debt (including current maturities)...................     $     --
Shareholders' equity:
  Preferred stock, par value $0.001 per share; 10,000,000
     shares authorized; no shares issued and outstanding....           --
  Common stock, par value $0.001 per share; 100,000,000
     shares authorized, 19,030,774 shares issued and
     outstanding net of 558,558 treasury shares.............           19
  Additional paid in capital................................       80,115
  Retained earnings.........................................       69,707
  Accumulated other comprehensive loss......................         (426)
  Treasury stock at cost....................................       (9,202)
                                                                 --------
          Total shareholders' equity........................      140,213
                                                                 --------
Total capitalization........................................     $140,213
                                                                 ========

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following selected consolidated statement of income and balance sheet data has been derived from our audited financial statements for the five fiscal years ended September 30, 1998 and our unaudited financial statements for the nine months ended June 30, 1999 and 1998. You should read this information in conjunction with the consolidated financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                          NINE MONTHS ENDED
                                                            FISCAL YEAR ENDED SEPTEMBER 30,                   JUNE 30,
                                                  ----------------------------------------------------   -------------------
                                                    1994       1995       1996       1997       1998       1998       1999
                                                                                                             (UNAUDITED)
                                                             (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
STATEMENT OF INCOME DATA:
  Revenues......................................  $ 83,276   $126,214   $185,445   $291,767   $417,083   $295,239   $428,424
  Cost of transportation........................    49,764     72,366    103,312    163,616    233,257    164,525    243,455
                                                  --------   --------   --------   --------   --------   --------   --------
  Gross profit..................................    33,512     53,848     82,133    128,151    183,826    130,714    184,969
  Personnel costs...............................    19,165     27,939     41,619     67,813     97,584     69,071     93,955
  Other selling, general and
    administrative expenses.....................     8,461     13,704     22,665     34,639     54,022     37,758     59,411
                                                  --------   --------   --------   --------   --------   --------   --------
  Operating expenses............................    27,626     41,643     64,284    102,452    151,606    106,829    153,366
                                                  --------   --------   --------   --------   --------   --------   --------
  Operating income..............................     5,886     12,205     17,849     25,699     32,220     23,885     31,603
  Nonoperating income...........................        76        319        934      1,693      1,776      1,259      1,934
                                                  --------   --------   --------   --------   --------   --------   --------
  Income before income taxes....................     5,962     12,524     18,783     27,392     33,996     25,144     33,537
  Provision for income taxes....................     2,408      5,017      7,302     10,594     12,964      9,620     12,961
                                                  --------   --------   --------   --------   --------   --------   --------
  Net income(1).................................  $  3,554   $  7,507   $ 11,481   $ 16,798   $ 21,032   $ 15,524   $ 20,576
                                                  ========   ========   ========   ========   ========   ========   ========
Basic earnings per share(2).....................        --   $   0.55   $   0.69   $   0.94   $   1.12   $   0.83   $   1.09
Diluted earnings per share(2)...................        --       0.51       0.66       0.90       1.09       0.80       1.07
OPERATING DATA:
  Gross margin..................................      40.2%      42.7%      44.3%      43.9%      44.1%      44.3%      43.2%
  Operating margin..............................       7.0%       9.7%       9.6%       8.8%       7.7%       8.1%       7.4%
  Same terminal revenue growth(3)...............      44.0%      29.1%      29.3%      48.7%      25.0%      30.0%      36.2%
  Air freight terminals at period end...........        27         37         47         60         71         66         78
  Local delivery locations at period end........         0         11         28         44         64         58         67
  Freight forwarding shipments..................   291,956    382,583    524,685    832,704   1,048,795   747,811   1,006,094
  Average weight (lbs) per freight forwarding
    shipment....................................       520        608        576        521        623        597        675

                                                                  AS OF SEPTEMBER 30,                      AS OF JUNE 30,
                                                  ----------------------------------------------------   -------------------
                                                    1994       1995       1996       1997       1998       1998       1999
                                                                                                             (UNAUDITED)
                                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital...............................  $  3,510   $  6,852   $ 41,487   $ 60,638   $ 85,869   $ 82,847   $102,516
  Total assets..................................    16,612     24,468     71,729    106,871    156,336    140,303    187,682
  Long-term indebtedness, less current
    portion.....................................        11      8,474          0          0          0          0          0
  Shareholders' equity..........................     5,031      1,699     50,442     80,504    119,046    113,118    140,213

------------------------------

(1) Net income includes pro forma charges of $1,916 for fiscal 1994, $3,682 for fiscal 1995 and $945 for fiscal 1996. These pro forma charges represent the estimated federal income taxes that would have been reported had we been a C Corporation before December 4, 1995.

(2) Historical net income per share is not provided for fiscal 1994 as such inclusion is considered to be irrelevant.

(3) Percentage increase in revenues for terminals open as of the beginning of the prior fiscal period.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following management's discussion and analysis of financial condition and results of operations in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus.

OVERVIEW

     During the past two fiscal years, our revenues increased at a compound annual rate of 50.1% to $417.1 million in fiscal 1998 from $185.4 million in fiscal 1996. Our revenues increased by 45.1% to $428.4 million in the first nine months of fiscal 1999 from $295.2 million in the first nine months of fiscal 1998. Our operating income increased at a compound annual rate of 34.7% to $32.2 million in fiscal 1998 from $17.8 million in fiscal 1996 and increased by 32.3% to $31.6 million in the first nine months of fiscal 1999 from $23.9 million in the first nine months of fiscal 1998. Historically, we have grown primarily through internal means, including developing our terminal network, expanding our service offerings and sales force and increasing our customer base. We have also made acquisitions on a limited basis. Since October 1, 1996, we have added 31 terminals, increasing the total number of terminals we operate to 78 as of June 30, 1999. As of June 30, 1999, 13 of these terminals had been open less than 12 months.

     We plan to continue to expand our terminal network. We currently plan to open terminals in approximately 10 additional cities by the end of fiscal 2000. These plans, however, are subject to change based on a variety of factors. We may also complement our internal expansion with selective acquisitions.

     The opening of a new terminal generally has an initial short-term negative impact on our profitability due to the operating losses of the new terminal. However, the opening of a new terminal generally does not require significant capital expenditures. Additionally, personnel costs are contained at the time of the opening of a new terminal because commissions are generally not paid until salesmen achieve minimum sales levels and until managers achieve terminal profitability. Although future new terminals may be opened in cities smaller than those in which our more mature terminals are located, we believe the results of new terminals should benefit from a ready base of business provided by our existing customers. Historically, our operating results have been subject to a limited degree to seasonal trends when measured on a quarterly basis. The second quarter has traditionally been the weakest, and the fourth quarter has traditionally been the strongest.

     We intend to continue to expand our international freight forwarding business. International shipments typically generate higher gross revenues per shipment than domestic shipments. We anticipate that the costs of transportation as a percentage of revenues will be higher for international freight than for domestic freight. However, we do not expect our operating expenses to increase in proportion to these revenues. In April 1998, we expanded our international operations through the acquisition of the operations of Eagle Transfer, Inc. and of S. Boardman (Air Services Limited). Additionally, we commenced operations in Hong Kong during September 1998 and in Argentina, Brazil and Peru during July 1999.

     We also intend to continue the growth of our local pick-up and delivery operations. By providing local pick-up and delivery services for our freight forwarding shipments, we have been able to increase our gross margin for these shipments because we capture margins that were previously paid to third parties. However, our local pick-up and delivery services provided to other, non-forwarding, customers generate a lower gross margin than our domestic forwarding operations due to their higher transportation costs as a percentage of revenues.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 is effective for transactions entered into after January 1, 2000. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and the type of hedge transaction. The ineffective portion of all hedges will be recognized in earnings. We are in the process of determining the impact that the adoption of SFAS 133 will have on our results of operations and financial position.

     In October 1998, we adopted SFAS No. 130, "Reporting Comprehensive Income," and SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." Under SFAS 130, companies are required to report in their financial statements, in addition to net income, comprehensive income including, as applicable

     - foreign currency items,
     - minimum pension liability adjustments, and
     - unrealized gains and losses on selected investments in debt and equity securities.

     Our only component of other comprehensive income is foreign currency translation adjustments. Our cumulative translation adjustments are now characterized as accumulated other comprehensive income or loss.

     SFAS 131 requires that companies report separately, in their financial statements, financial and descriptive information about operating segments, if applicable. Adoption of SFAS 130 and SFAS 131 did not have a material impact on our consolidated financial statements and related disclosures. During the nine and three months ended June 30, 1999, our geographic segments outside of the United States did not represent, in the aggregate, more than 10% of the revenues, net income or assets of the combined amounts for all geographic segments.

RESULTS OF OPERATIONS

     The following table presents selected statement of income data as a percentage of revenues for the periods indicated.

                                                     FISCAL YEAR ENDED         NINE MONTHS ENDED
                                                       SEPTEMBER 30,               JUNE 30,
                                                 -------------------------     -----------------
                                                 1996      1997      1998       1998       1999
Revenues.......................................  100.0%    100.0%    100.0%    100.0%     100.0%
Cost of transportation.........................   55.7      56.1      55.9      55.7       56.8
                                                 -----     -----     -----     -----      -----
Gross profit...................................   44.3      43.9      44.1      44.3       43.2
Personnel costs................................   22.5      23.2      23.4      23.4       21.9
Other selling, general and administrative
  expenses.....................................   12.2      11.9      13.0      12.8       13.9
                                                 -----     -----     -----     -----      -----
Operating expenses.............................   34.7      35.1      36.4      36.2       35.8
                                                 -----     -----     -----     -----      -----
Operating income...............................    9.6%      8.8%      7.7%      8.1%       7.4%
                                                 =====     =====     =====     =====      =====
Net income.....................................    6.2%      5.8%      5.0%      5.3%       4.8%

NINE MONTHS ENDED JUNE 30, 1999 COMPARED TO NINE MONTHS ENDED JUNE 30, 1998

     Revenues increased 45.1% to $428.4 million in the first nine months of fiscal 1999 from $295.2 million in the same period of fiscal 1998 primarily due to increases in the number of shipments and the total weight of cargo shipped. These increases resulted from an increase in the number of terminals open during such period, an increase in penetration in existing airfreight and pickup and delivery markets, the addition of significant national account customers and the effect of two acquisitions.

     For those freight forwarding terminals opened prior to the beginning of fiscal 1998 (60 terminals), revenues increased 36.2% to $359.8 million for the nine months ended June 30, 1999 from $264.2 million for the nine months ended June 30, 1998.

     Revenues for the nine months ended June 30, 1999 were comprised of $391.3 million of forwarding revenues and $37.1 million of local pick-up and delivery revenues, as compared to $272.3 million of forwarding revenues and $23.0 million of local pick-up and delivery revenues for the nine months ended June 30, 1998.

     Our total local pick-up and delivery revenues for the first nine months of fiscal 1999 were $112.7 million. This amount includes $75.6 million of intercompany sales that were eliminated upon consolidation and $37.1 million in services to third-party (non-forwarding) customers.

     Cost of transportation increased during the first nine months of fiscal 1999 as a percentage of revenues to 56.8% from 55.7% in the comparable period in fiscal 1998. The increase was primarily attributable to increased international freight shipping volumes, which carry a higher cost of transportation per shipment than domestic freight. Cost of transportation increased in absolute terms by 48.0% to $243.4 million for the nine months ended June 30, 1999 from $164.5 million in the same period in fiscal 1998 as a result of increases in air freight shipped. Gross margin decreased to 43.2% in the first nine months of fiscal 1999 from 44.3% in the same period in fiscal 1998. The primary reasons for the margin decline were increased international freight shipping volumes, which carry a higher cost of transportation per shipment than domestic freight. Gross profit increased 41.5% to $185.0 million in first nine months of fiscal 1999 from $130.7 million in the same period in fiscal 1998.

     Operating expenses decreased as a percentage of revenues to 35.8% in the first nine months of fiscal 1999 from 36.2% for the same period in fiscal 1998. The $46.5 million increased costs in absolute terms were attributable primarily to continued growth in the level of operations from additional terminals and expansion of local delivery operations. Personnel costs decreased as a percentage of revenues to 21.9% in the first nine months of fiscal 1999 from 23.4% in the same period in fiscal 1998 due primarily to controlled headcount growth, and increased in absolute terms by 36.0% to $94.0 million. This increase was due to increased staffing needs associated with the opening of new terminals and local delivery locations, the effect of acquisitions, expanded operations at existing terminals and increased commissions resulting from higher revenues and expanded corporate infrastructure. Such personnel costs include all compensation expenses, including those relating to sales commissions and salaries and to headquarters employees and executive officers. We have added personnel to build corporate infrastructure, to keep pace with its recent significant growth, to deepen the staff at our terminals and to prepare for expected growth during fiscal 1999. Other selling, general and administrative expenses increased as a percentage of revenues to 13.9% in the first nine months of fiscal 1999 from 12.8% for the same period of fiscal 1998, and increased in absolute terms by 57.3% to $59.4 million in the fiscal 1999 period from $37.8 million in the fiscal 1998 period. In the first nine months of fiscal 1999, selling expenses as a percentage of revenues decreased by 0.2% and other general and administrative expenses as a percentage of revenues increased by 1.3% compared to the same period of fiscal 1998. The absolute increases in selling, general and administrative expenses were due to overall increases in the level of our activities in the fiscal 1999 period, increased expenses attributable to our acquisitions, our new headquarters facility and increased professional and technical fees.

     Operating income increased 32.3% to $31.6 million in the first nine months of fiscal 1999 from $23.9 million in the comparable period in fiscal 1998. Operating margin for the nine months ended June 30, 1999 was 7.4%, down from 8.1% for the nine months ended June 30, 1998 primarily due to the increased cost of transportation and the increases in other general and administrative expenses described above. Interest and other income increased to $1.9 million from $1.3 million as a result of increased levels of investments due to increased cash balances from results of operations.

     Income before provision for income taxes increased 33.4% to $33.5 million in the first nine months of fiscal 1999 from $25.1 million in the comparable period of fiscal 1998. Provision for income taxes increased 34.7% to $13.0 million for the nine months ended June 30, 1999 from $9.6 million for the nine months ended June 30, 1998. Net income increased 32.5% to $20.5 million in the first nine months of fiscal 1999 from net income of $15.5 million in the same period in fiscal 1998. Diluted earnings per share increased 33.8% to $1.07 per share for the nine months ended June 30, 1999 from $0.80 in the same period in fiscal 1998.

FISCAL YEAR ENDED SEPTEMBER 30, 1998 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1997

     Revenues increased 43.0% to $417.1 million in fiscal 1998 from $291.8 million in fiscal 1997 primarily due to increases in the number of shipments and total weight of cargo shipped. These increases resulted from an increase in the number of terminals open during that period, an increase in penetration in existing markets, the effect of three acquisitions and the addition of significant national account customers.

     For those terminals open as of the beginning of fiscal 1997, revenues increased approximately 25.0% to $335.3 million in fiscal 1998 from $268.2 million in fiscal 1997. Revenues for fiscal 1998 were comprised of $384.0 million of forwarding revenues, $32.8 million of local pick-up and delivery revenues and $338,000 of other freight forwarding revenues.

     Total local pick-up and delivery revenues for fiscal 1998 were $112.0 million. This amount includes $79.2 million of intercompany sales that were eliminated upon consolidation and $32.8 million in services to third-party (non-forwarding) customers.

     Cost of transportation decreased as a percentage of revenues to 55.9% in fiscal 1998 from 56.1% in fiscal 1997. The decrease was primarily attributable to the continued expansion of the local pick-up and delivery operations, enabling us to capture margins previously paid to third parties. Cost of transportation increased in absolute terms by 42.6% to $233.3 million in fiscal 1998 from $163.6 million in fiscal 1997 as a result of increases in air freight shipped. Gross margin increased to 44.1% in fiscal 1998 from 43.9% in fiscal 1997. Gross profit increased 43.4% to $183.8 million in fiscal 1998 from $128.2 million in fiscal 1997. Operating expenses increased as a percentage of revenues to 36.4% in fiscal 1998 from 35.1% in fiscal 1997. Operating expenses increased in absolute terms by 48.0% to $151.6 million in fiscal 1998 from $102.5 million in fiscal 1997. Personnel costs increased slightly as a percentage of revenues to 23.4% in fiscal 1998 from 23.2% in fiscal 1997 and increased in absolute terms by 43.9% to $97.6 million. These increases were due to increased staffing needs associated with the opening of 11 new terminals, the opening of new local delivery operations, the effect of acquisitions, expanded operations at existing terminals, increased commissions resulting from higher revenues and expanded corporate infrastructure. These personnel costs include all compensation expenses, including those relating to sales commissions and salaries and to headquarters employees and executive officers. We have added personnel to build corporate infrastructure and keep pace with our recent significant growth. These additions also allowed us to deepen the staff of our domestic, international and local delivery operating units and prepare for any additional growth.

     Other selling, general and administrative expenses increased as a percentage of revenues to 13.0% in fiscal 1998 from 11.9% in fiscal 1997 and increased in absolute terms by 56.0% to $54.0 million in fiscal 1998 from $34.6 million in fiscal 1997. In fiscal 1998, selling expenses decreased as a percentage of revenues by 0.3% and other general and administrative expenses increased as a percentage of revenues by 1.4% compared to fiscal 1997. The absolute increases in selling, general and administrative expenses were due to overall increases in the level of our activities in fiscal year 1998, increased expenses attributable to our acquisitions, our new headquarters facilities and increased professional fees.

     Operating income increased 25.4% to $32.2 million in fiscal 1998 from $25.7 million in fiscal 1997 for the reasons indicated above. The operating margin for fiscal 1998 was 7.7% of revenues, down from 8.8% of revenues in fiscal 1997 primarily due to the higher operating expenses as a percentage of revenues described above. Non-operating income increased to approximately $1.8 million in fiscal 1998 from approximately $1.7 million in fiscal 1997 due to increased amounts of short-term investments as a result of the cash proceeds from our initial and secondary public offerings. The 1997 amount included $375,000 from reimbursements related to a public offering.

     Income before income taxes increased 24.1% to $34.0 million in fiscal 1998 from $27.4 million in fiscal 1997. Provision for income taxes for fiscal 1998 was $13.0 million compared to provision for income taxes of $10.6 million for fiscal 1997. Net income increased 25.2% to $21.0 million in fiscal 1998 from $16.8 million in fiscal 1997. Diluted earnings per share increased 21.1% to $1.09 per share in fiscal 1998 from $0.90 per share in fiscal 1997.

FISCAL YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1996

     Revenues increased 57.3% to $291.8 million in fiscal 1997 from $185.4 million in fiscal 1996 primarily due to increases in the number of shipments and total weight of cargo shipped. These increases resulted from an increase in the number of terminals open during that period, an increase in penetration in existing markets and the addition of significant national account customers.

     The number of shipments increased 58.7% during fiscal 1997, in part attributable to an increased number of smaller shipments during the UPS strike. The total weight of cargo shipped increased 43.5% over fiscal 1996. For those terminals open as of the beginning of fiscal 1996, revenues increased approximately 48.7% to $253.4 million in fiscal 1997 from $170.5 million in fiscal 1996. Revenues for fiscal 1997 were comprised of $273.7 million of forwarding revenues, $17.1 million of local pick-up and delivery revenues, and $1.0 million of other freight forwarding revenues.

     Total local pick-up and delivery revenues for our Eagle Freight Services subsidiary for fiscal 1997 were $65.0 million. This amount includes $47.9 million of intercompany sales that were eliminated upon consolidation and $17.1 million in services to third-party (non-forwarding) customers.

     Cost of transportation increased as a percentage of revenues to 56.1% in fiscal 1997 from 55.7% in fiscal 1996. The increase was the result of the following factors:

     - For the period October 1996 to May 1997, several of our transportation providers implemented a fuel surcharge which was not in effect during fiscal 1996.
     - Increased revenues from international freight, which generally have lower gross margins than domestic shipments, to $20.9 million in fiscal 1997 from $9.8 million in fiscal 1996, also contributed to the higher cost of transportation as a percentage of revenues.
     - The reinstatement on March 7, 1997 of the Federal Air Cargo Transportation Excise Tax, which had previously expired January 1, 1997, negatively impacted cost of transportation as a percentage of revenues for the year. In fiscal 1996, this tax expired January 1, 1996 and was not reinstated until August 27, 1996.

     These factors were additionally offset by the continued expansion of our local pick-up and delivery operations, which enabled us to capture margins previously paid to third parties.

Cost of transportation increased in absolute terms by 58.4% to $163.6 million in fiscal 1997 from $103.3 million in fiscal 1996 as a result of increases in air freight shipped. Gross margins decreased to 43.9% in fiscal 1997 from 44.3% in fiscal 1996. Gross profit increased 56.0% to $128.2 million in fiscal 1997 from $82.1 million in fiscal 1996.

     Operating expenses increased as a percentage of revenues to 35.1% in fiscal 1997 from 34.7% in fiscal 1996. Operating expenses increased in absolute terms by 59.4% to $102.5 million in fiscal 1997 from $64.3 million in fiscal 1996. Personnel costs increased as a percentage of revenues to 23.2% in fiscal 1997 from 22.5% in fiscal 1996 and increased in absolute terms by 62.9% to $67.8 million. These increases were due to increased staffing needs associated with the opening of 13 new terminals and to a lesser extent with respect to the UPS strike, expanded operations at existing terminals and increased revenues, which resulted in an increase in commissions and expanded corporate infrastructure. These personnel costs include all compensation expenses, including those relating to sales commissions and salaries to headquarters employees and executive officers.

     Other selling, general and administrative expenses decreased as a percentage of revenues to 11.9% in fiscal 1997 from 12.2% in fiscal 1996, and increased in absolute terms by 52.8% to $34.6 million in fiscal 1997 from $22.7 million in fiscal 1996. In fiscal 1997, selling expenses decreased as a percentage of revenues by 0.2% and other general and administrative expenses decreased as a percentage of revenues by 0.1% compared to fiscal 1996. The absolute increases in selling, general and administrative expenses were due to overall increases in the level of our activities in fiscal 1997.

     Operating income increased 44.0% to $25.7 million in fiscal 1997 from $17.8 million in fiscal 1996 for the reasons indicated above. Non-operating income increased to approximately $1.7 million in fiscal 1997 from approximately $934,000 in fiscal 1996 due to increased amounts of short-term investments. These amounts resulted from the cash proceeds from our initial and secondary public offerings and a one-time payment of $375,000 in reimbursement of internal costs related to the February 1997 secondary public offering. See "-- Liquidity and Capital Resources."

     Income before income taxes increased 45.8% to $27.4 million in fiscal 1997 from $18.8 million in fiscal 1996. Provision for income taxes for fiscal 1997 was $10.6 million compared to provision for income taxes of $6.4 million for fiscal 1996. A portion of the increase in provision for income taxes was from the termination of Eagle's S Corporation status shortly before the initial public offering on December 6, 1995. Net income increased 35.2% to $16.8 million in fiscal 1997 from net income of $12.4 million in fiscal 1996 and increased 46.3% from pro forma net income of $11.5 million in fiscal 1996. Diluted earnings per share increased 36.4% to $0.90 in fiscal 1997 from $0.66 pro forma diluted earnings per share in fiscal 1996.

     Our fiscal 1997 results were affected by the UPS strike occurring during a two-week period in the fourth quarter of fiscal 1997 as we shipped freight that would have ordinarily been shipped by UPS. We estimate that the UPS strike resulted in approximately $6.0 million in incremental revenue which generated approximately 5% after tax profit on that revenue. The strike had a slightly positive impact on gross profit margin as the increased traffic from the strike carried higher yields on a per-pound basis. The strike, however, resulted in higher operating expenses, primarily personnel costs, which offset these higher yields. We do not expect to retain any of the business we gained through the UPS strike, as we generally occupy a separate niche within the freight transportation marketplace.

LIQUIDITY AND CAPITAL RESOURCES

     Our cash and short-term investments increased to $59.4 million at June 30, 1999 compared to $49.7 million at September 30, 1998. At June 30, 1999, we had working capital of $102.5 million and a current ratio of 3.16 compared to working capital of $85.9 million and a current ratio of 3.30 at September 30, 1998. Our working capital has increased primarily as a result of the profitable growth associated with the expansion of our operations and the resultant increase in accounts receivable and payable. Capital expenditures were approximately $8.7 million for the first nine months of fiscal 1999 and were approximately $11.9 million for fiscal 1998. We believe that cash flow from operations and the remaining proceeds from our public stock offerings will be adequate to support our normal working capital and capital expenditures requirements for at least the next 12 months.

     Other than our public stock offerings, our cash generated from operations has been our primary source of liquidity, although we have from time to time made limited use of bank borrowing and lease or purchase arrangements. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

     During fiscal 1999, we repurchased 563,200 shares of our common stock pursuant to board authorization, which has since expired. Subsequently, 4,642 of the shares repurchased were resold pursuant to our employee stock purchase plan. The total cost of the share repurchases as of June 30, 1999 was approximately $9.2 million.

     Our subsidiaries in the United Kingdom, Hong Kong and Mexico maintain bank lines of credit for purposes of securing customs bonds and bank letters of credit for purposes of guaranteeing some transportation expenses. These credit lines and letters of credit are supported by standby letters of credit issued by a United States bank or guarantees issued by us to the foreign banks. At June 30, 1999, we were contingently liable for approximately $2.5 million under outstanding letters of credit and guarantees related to these obligations.

     On January 10, 1997, we entered into a five-year operating lease agreement with two unrelated parties for financing the construction of our Houston terminal, warehouse and headquarters facility. The cost of the Houston facility was approximately $8.5 million. Under the terms of the lease agreement, average monthly lease payments are approximately $59,000, which includes monthly interest costs based upon LIBOR rate plus 145 basis points, beginning on July 1, 1998 through October 2, 2002. A balloon payment equal to the outstanding lease balance, which was initially equal to the cost of the facility, is due on October 2, 2002. As of June 30, 1999, the lease balance was approximately $8.3 million.

     On April 3, 1998, we entered into a five-year $20 million master operating lease agreement with two unrelated parties for financing the construction of terminal and warehouse facilities throughout the United

States that we designate. Under the terms of the master operating lease agreement, average monthly lease payments, including monthly interest costs based upon LIBOR rate plus 145 basis points, begin upon the completion of the construction of each financed facility. The monthly lease obligations continue for a term of 52 months. A balloon payment equal to the outstanding lease balances, which were initially equal to the cost of the facility, is due at the end of each lease term. Construction began during fiscal 1999 on five terminal facilities. As of June 30, 1999, the aggregate lease balance was approximately $9.1 under the master operating lease agreement.

     We have an option, exercisable at any time during the lease term, and under particular circumstances may be obligated, to acquire the Houston terminal and each of our other financed facilities for an amount equal to the outstanding lease balance. If we do not exercise the purchase option, and do not otherwise meet our obligations, we are subject to a deficiency payment computed as the amount equal to the outstanding lease balance minus the then-current fair market value of each financed facility within limits. We expect that the amount of any deficiency payment, if made, would be expensed.

     During fiscal 1998 and 1999, we entered into commitments of approximately $6.0 million for the construction of additional terminal and warehouse facilities located in the United States. Payment for the construction of the facilities is being made from cash balances. As of June 30, 1999, we had paid approximately $3.5 million of the commitments. Construction of the facilities is estimated to be completed during fiscal 1999 and fiscal 2000.

     As of June 30, 1999, we had outstanding non-qualified stock options to purchase an aggregate of 2,945,208 shares of common stock at exercise prices ranging from $1.25 to $37.28, which equaled the fair market value of the underlying common stock on the dates of grant. At the time a non-qualified stock option is exercised, we will generally be entitled to a deduction for federal and state income tax purposes equal to the difference between the fair market value of the common stock on the date of exercise and the option price. As a result of exercises of non-qualified stock options to purchase an aggregate of 464,827 shares during the first nine months of fiscal 1999, 623,852 shares during fiscal 1998 and 452,489 shares during fiscal 1997, we are entitled to federal income tax deductions of approximately $10.3 million for the first nine months of fiscal 1999, $12.9 million for fiscal 1998 and $10.2 million for fiscal 1997. We realized tax benefits of approximately $4.0 million in the first nine months of fiscal 1999, $4.7 million in fiscal 1998 and $4.1 million in fiscal 1997. Accordingly, we recorded an increase to additional paid-in capital and a reduction to current taxes payable pursuant to the provisions of SFAS No. 109, "Accounting for Income Taxes." Any exercises of non-qualified stock options in the future at exercise prices below the then fair market value of the common stock may also result in tax deductions equal to the difference between those amounts. There is uncertainty as to whether or not the exercises will occur, the amount of any deductions or our ability to fully utilize any tax deductions.

     On February 18, 1997, we completed an underwritten secondary public offering of 1,779,922 shares of our common stock at a price to the public of $28.25 per share. We sold 232,164 of these shares, and the net proceeds we received after deducting underwriting discounts and commissions were $6.2 million. These proceeds will be used for general corporate purposes. We did not receive any of the proceeds from the sale of 1,547,758 of these shares sold by Daniel S. Swannie, a former executive officer and director of Eagle. Under an agreement between Eagle and Mr. Swannie, Mr. Swannie reimbursed us for all of our out-of-pocket expenses incurred in connection with the offering and made a payment to us of $375,000 for our estimated internal costs relating to the offering. This agreement also restricts Mr. Swannie's ability to compete against us for a three-year term and places some other limitations on his ability to act against our interests.

     On January 30, 1998, we completed an underwritten secondary public offering of 2,012,500 shares of our common stock at a price to the public of $27.75 per share. We sold 262,500 of these shares, and the net proceeds we received after deducting underwriting discounts and commissions and offering expenses were approximately $6.6 million. These proceeds will be used for general corporate purposes. We did not receive any of the proceeds from the sale of 1,750,000 of these shares sold by James R. Crane, our Chairman of the Board of Directors, President and Chief Executive Officer.

ACQUISITIONS AND PRIOR S CORPORATION STATUS

     On September 19, 1997, we acquired the operating assets and assumed some liabilities of Michael Burton Enterprises, Inc., a transportation and value-added logistics service provider in Columbus, Ohio. We issued 33,362 shares of common stock, valued at $1.0 million, and paid approximately $5.6 million in cash. The acquisition agreement also provides for three contingent payments of up to $1.8 million if specified annual sales goals are achieved over the next three years. The acquisition was accounted for as a purchase. Accordingly, the purchase price was allocated on the basis of the estimated fair market value of the net assets acquired. The results of operations for the acquired business was included in the consolidated statement of income from the acquisition date forward. The first contingent payment of $1.5 million was paid in October 1998.

     On April 3, 1998, we acquired substantially all of the operating assets and assumed some liabilities of Eagle Transfer, Inc., a privately-held international freight forwarder/consolidator based in Miami, Florida. Despite the similarity in names, we and Eagle Transfer had no prior affiliation. On April 14, 1998, we acquired all of the outstanding stock of S. Boardman (Air Services) Limited, a privately held full services forwarder based in London, England. The aggregate purchase price for the two 1998 acquisitions was approximately $5.4 million, including $4.3 million in cash plus 27,999 shares of common stock, valued at $750,000. The agreements also specify maximum contingent earnout payments in the aggregate of $2.0 million in cash plus $2.3 million in common stock, if specified performance benchmarks are met over each of the next three years. The acquisitions were accounted for as purchases. Accordingly, in each case the purchase price was allocated based upon the estimated fair market value of the net assets acquired with the excess being recorded as goodwill. The results of operations for the acquired operations were included in the consolidated statements of income from the acquisition date forward. The first contingent payment of $500,000 was paid in April 1999.

     Effective October 1, 1992, we elected to be treated as an S Corporation under Subchapter S of the Internal Revenue Code and comparable provisions of state tax laws. From October 1, 1992 until the termination of our S Corporation status, we paid no federal income tax. For financial reporting purposes, for periods before our December 1995 initial public offering, we recorded a provision for state income taxes for all states in which we operated. We also have recorded for fiscal 1996 the federal income tax liability for each of our subsidiaries that paid federal income taxes.

     Shortly before our initial public offering in December 1995, our status as an S Corporation was terminated. Since that time, we have been liable for federal income taxes and state income taxes in some states. Before the closing of the initial public offering, we declared distributions payable both in cash and in the form of special distribution notes in an amount equal to all of our undistributed S Corporation earnings up through the closing. The final payment of these notes was made in fiscal 1997. We have no plans to pay any dividends or distributions in the foreseeable future.

     On October 1, 1994, we purchased a 50% interest in Eagle Freight Services, Inc. and C&D Freight Services of California, Inc. from a third party. During fiscal 1995, we purchased a 50% interest in Freight Services Management, Inc. from our Chairman of the Board and initiated operation of Eagle USA Transportation Services, Inc. and Eagle USA Import Brokers, Inc. The remaining interests in each of these entities were purchased from our Chairman of the Board immediately before the closing of the initial public offering in December 1995. Because we controlled each of these entities, results for fiscal 1996 and 1995 reflect the operations of all of these entities as if we owned 100% of these entities as of the beginning of the period presented.

YEAR 2000 ISSUES

     Historically, some computer programs used only the last two digits of a year to refer to a date, causing them to not properly recognize a year that does not begin with "19." This could result in major failures or miscalculations and is generally referred to as the "Year 2000" or "Y2K" problem.

     We rely principally on three internal systems to support our freight forwarding, pick up and delivery, logistics management, accounting and management reporting worldwide. Our assessment of these systems is as follows:

     - The primary domestic forwarding, logistics management, accounting and management system has been independently tested and we expect to receive a Year 2000 compliance certificate in August 1999. The cost of this testing was not significant and only minor remediation was requested.

     - The primary international forwarding system has been developed in-house, and remains under development. This system is being developed using current technology and a platform that has been certified as Y2K compliant.

     - We plan to upgrade our pick up and delivery system by September 1999 for a minimal cost.

     We have not identified any internal non-information technology systems that use embedded technology on which we rely and that we believe is likely to have a Y2K problem. Except as noted above, we have completed our review and remediation of our internal systems for potential Year 2000 problems we have identified. However, we plan to continue to monitor these systems through the end of 1999.

     We are also reliant on systems capabilities of business partners, trading partners, customers, suppliers, governmental agencies and internet and telecommunications providers in many countries throughout the world. Like every other business enterprise, we are also at risk from Year 2000 failures in public and private infrastructure services, including electricity, water, gas, transportation and communications. Other than telecommunications services and electronic data interchange, we do not directly rely on the systems capabilities of third parties for our principal operations. Because of our extensive use of technology, we are dependent on data and voice communications to receive, process, track and bill customer orders. We have completed tests of electronics data interchange with several of our trading partners and plan additional tests through the end of 1999. We have also received representations as to Year 2000 compliance from a majority of our major suppliers and plan to continue to monitor the status of our suppliers' compliance efforts through the end of 1999. We are also vulnerable to noncompliance of third party systems if they result in business interruption of a customer. We plan to address readiness issues with some of our major customers during calendar 1999.

     Because of the number of external risks involved, we believe there is likely to be some disruption in our business as a result of noncompliance by third parties. Of all the external risks, we believe that the most reasonably likely worst case scenario would be a business disruption resulting from an extended communications failure and/or an extended failure of the nations air traffic system. In addition, the global transportation industry and regulatory authorities, including the United States Department of Transportation and related agencies, could be affected in a way that negatively affects our operations. Our transportation providers might be unable to provide those services because of these Year 2000 failures or Year 2000 problems of their own. If a Year 2000 failure causes insufficient air lift to be available to us, our air freight forwarding operations would be curtailed and we might also be unable to provide sufficient alternative services such as ground, rail or ocean cargo capacity to meet expected levels of operations. Furthermore, should our customers experience business interruption in the year 2000, our results of operation could be materially adversely affected. We would also likely experience a deterioration in collections if our customers experience Year 2000 failures. Based on our information regarding the readiness of suppliers, including air carriers and communication carriers, and customers, we expect that any Year 2000 disruption would be of short duration. However, we are unable to determine the potential business interruption costs that might be incurred as a result of Y2K disruptions.

     We are currently exploring contingency plans in the event of possible business interruptions. We intend to address emergency instructions, including security, power outages and telecommunications failures, and alternative means of transporting freight for each of our terminals in late 1999. We expect that our contingency planning will continue to the end of 1999 and the beginning of 2000.

     To date, we have incurred less than $100,000 of expense and do not currently plan to expend any material amount of funds for Y2K remediation. Despite our assessment to date, we cannot assure you as to the ultimate effect that the Y2K issues will have on us.

     Our assessment of our Year 2000 issues involves many assumptions. Our assumptions might prove to be inaccurate, and actual results could differ significantly from the assumptions. In addition, third party representations or certifications as to Year 2000 compliance might prove to be inaccurate and Year 2000 compliance tests may not have been subjected to a sufficient sample of conditions. We could be adversely affected by business disruptions of a greater magnitude than anticipated or from a failure of our contingency plans to adequately address problems.

SEASONALITY

     Historically, our operating results have been subject to a limited degree to seasonal trends when measured on a quarterly basis. The second fiscal quarter, ending March 31, has traditionally been the weakest, and the fourth fiscal quarter, ending September 31, has traditionally been the strongest. This pattern is the result of, or is influenced by, numerous factors including climate, national holidays, consumer demand, economic conditions and a myriad of other similar and subtle forces.

     In addition, this historical quarterly trend has been influenced by the growth and diversification of our terminal network. We cannot accurately forecast many of these factors, nor can we estimate accurately the relative influence of any particular factor. As a result, we cannot assure you that historical patterns, if any, will continue in future periods.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     As of June 30, 1999, we did not have any outstanding short-term or long-term debt instruments. Accordingly, we do not have market risk related to interest rates. However, our lease payments on some financed facilities are tied to market interest rates. At June 30, 1999, a 10% rise in the base rate for these financing arrangements would not have a material impact on operating income for fiscal 1999.

     Our earnings are affected by fluctuations in the value of the U.S. dollar as it relates to the earnings of our United Kingdom, Canada, Mexico and Hong Kong operations, as a result of transactions in foreign markets. At June 30, 1999, the result of a uniform 10% strengthening in the value of the dollar relative to the currencies in which these operations are denominated would not have a material impact on operating income for fiscal 1999.

     We have not purchased any futures contracts, nor have we purchased or held any derivative financial instruments for trading purposes during the nine months ended June 30, 1999.

     In the second quarter of fiscal 1999, we entered into contracts for the purpose of hedging the cost of a portion of anticipated jet fuel purchases during the following twelve months. These contracts are nominally insignificant. At June 30, 1999, a 10% change in the price of jet fuel would not have a material impact on operating income for fiscal 1999.

                                    BUSINESS

     We are a leading provider of air freight forwarding and other transportation services. We have become one of the largest air freight forwarders in the United States as measured by domestic forwarding revenues largely as a result of our ability to work closely with our customers to provide customized freight shipping services on a price-competitive basis. We focus on expedited deliveries. During the third quarter of fiscal 1999, over 60% of our freight forwarding shipments were delivered on a next day or second day basis.

     Historically, we have grown almost exclusively through the internal expansion of our air freight forwarding customer base and terminal network. Over the last several years, we have expanded our terminal network from 27 domestic terminals in September 1994 to 64 domestic and 14 foreign terminals in July 1999. As we have grown, we have significantly expanded our services beyond air freight forwarding to include:

     - local pick-up and delivery,
     - truck brokerage,
     - customs brokerage,
     - air charter services,
     - ocean freight services,
     - computer-based shipping systems,
     - electronic data interchange,
     - custom shipping reports,
     - computerized tracking of shipments via the Internet,
     - warehousing, and
     - cargo assembly and protective packing and crating.

     As a result of our terminal network growth and increased services, we have expanded the scope of our potential customers and enhanced our ability to compete for high-revenue national accounts. Because of our increasing shipment volumes, we have been able to command priority access to freight capacity from air carriers at peak times and at discount rates. The increasingly complex demands of freight transportation and the need for cost-effective distribution networks have placed a premium on the services of air freight forwarders, including our company, that can offer reliable service over a broad network at competitive prices.

INDUSTRY OVERVIEW

     As business requirements for efficient and cost-effective distribution services have increased, so has the importance and complexity of effectively managing freight transportation. Businesses increasingly strive to minimize inventory levels, perform manufacturing and assembly operations in different locations and distribute their products to numerous destinations. As a result, companies frequently desire expedited or time-definite shipment services. Time-definite shipments are required to be delivered at a specific, typically less expedited time, which may result in lower rates than expedited shipments.

     Companies requiring some form of expedited or time-definite handling generally have two principal alternatives to transport freight: they may use an air freight forwarder or they may ship via a fully integrated carrier.

     An air freight forwarder:

     - procures shipments from customers,
     - makes arrangements for transportation of the cargo on a carrier, and
     - may arrange both for pick-up from the shipper to the carrier and for delivery of the shipment from the carrier to the recipient.

     Air freight forwarders often tailor the routing of each shipment to meet the price and service requirements of the customer. Fully integrated carriers provide pick-up and delivery service, primarily through their own captive fleets of trucks and aircraft. Because air freight forwarders select from various transportation options in routing customer shipments, they are often able to serve their customers less expensively and with greater flexibility than integrated carriers. In addition to the high fixed expenses associated with owning, operating and maintaining fleets of aircraft, trucks and related equipment, integrated carriers often have significant restrictions on delivery schedules and shipment weight, size and type. Air freight forwarders, however, generally handle shipments of any size and can offer customized shipping options, thus offering an effective alternative for shippers of freight.

     Most air freight forwarders, including our company, focus on the shipment of heavy cargo and do not directly compete for the majority of their business with integrated shippers of primarily small parcels, including Federal Express Corporation, United Parcel Service of America, Inc., Airborne Freight Corporation, DHL Worldwide Express, Inc. and The United States Postal Service. On occasion, these shippers also serve as a source of cargo space to forwarders. However, several integrated carriers, like Emery Air Freight Corporation and BAX Global, Inc., focus on shipments of heavy cargo in competition with forwarders. Additionally, most air freight forwarders do not generally compete with the major commercial airlines, which to some extent depend on forwarders to procure shipments and supply freight to fill cargo space on their scheduled flights.

     The domestic air freight forwarding industry is highly fragmented. Many companies in the industry are able to meet only a portion of their customers' required transportation service needs. Some national domestic air freight forwarders rely on networks of terminals operated by franchisees or agents. We believe that the development and operation of company-owned terminals and staff under the supervision of our management have enabled us to maintain a greater degree of control over our finances, operations and service quality than franchise-based networks.

     We believe that the most important competitive factors in our industry are quality of service, including reliability, responsiveness, expertise and convenience, scope of operations, information technology and price.

BUSINESS STRATEGY

     Our business strategy includes the following principal elements:

  CONTINUED RAPID EXPANSION OF CORE DOMESTIC FREIGHT FORWARDING BUSINESS

     We plan to expand our domestic freight forwarding business by continuing to:

     - provide high-quality customized freight forwarding and related transportation services,
     - expand our network of terminals, and
     - capitalize on economies of scale.

     We may complement our internal expansion with selective acquisitions. We believe that this expansion will make us more attractive to national shippers and to local shippers in the new markets. This expansion should also give us additional control and enable us to capture more profit on shipments to the new cities, where the third-party agents previously used are replaced by company personnel at the new terminals. As we expand our terminal network and grow our customer and shipment base, we will continue to seek increasing advantages from economies of scale, like cargo space buying power with airlines and sophisticated information systems.

  DEVELOPMENT OF INTERNATIONAL FREIGHT FORWARDING

     We intend to continue to expand our international freight forwarding services and expect that these operations will be the focus of an increasing portion of management time and company resources. We plan to expand our overseas presence through a variety of means that may include

     - new terminal openings,
     - exclusive or nonexclusive agency agreements,
     - direct equity positions within selected overseas agencies, and
     - strategic acquisitions.

     We have designed and implemented an exclusive international information management system that utilizes Internet-based technology to facilitate our global operations and communications network. We expect lower gross margins on international business than domestic business. However, we expect to achieve operating margins for our international business that are consistent with those for our domestic business by focusing on high-revenue shipments for existing customers in conjunction with leveraging the business through our existing domestic terminal network and overhead structure.

  EXPANSION OF LOCAL PICK-UP AND DELIVERY AND TRUCK BROKERAGE

     We have local pick-up and delivery services at 64 of our 78 terminal locations, as well as at three locations without air freight forwarding operations. We plan to initiate local pick-up and delivery services in approximately 10 additional locations by the end of fiscal 2000. We intend to continue the expansion of our local pick-up and delivery service and to increase that business beyond that generated by air freight customers. In addition, we have initiated a centralized truck brokerage service to more efficiently utilize truck transportation as an effective alternative to air shipment for less urgent forwarding business.

     By providing the local pick-up and delivery services to our air freight customers, we have been able to increase our gross margins on their shipments because our own costs to provide these services are less than the third-party charges we previously paid.

  ATTRACTIVE INCENTIVE-BASED COMPENSATION

     As a service organization, we recognize the importance of hiring and retaining the highest quality employees available. Consequently, we pay our entire sales force and most of our operations personnel what we believe is significantly more than the industry average and offer a broad-based compensation plan, including participation in our stock purchase plan, to these employees. We also include stock options in the compensation packages for our key management personnel. We believe this compensation plan and philosophy give us a competitive advantage and have helped us to attract, retain and incentivize top quality personnel while providing for proper checks and balances between our growth and profitability goals. Our management from the terminal manager level and above has an average of over 15 years of transportation experience.

  ENHANCEMENT OF ADVANCED INFORMATION SYSTEMS

     We believe the ability to provide accurate up-to-date information on the status of shipments, both internally and to customers, will become increasingly important. Consequently, we have invested and plan to continue to invest, substantial management and financial resources in the development and upgrading of our information systems. Based upon our analysis of systems generally available to air freight forwarders, we believe that our systems are superior to those of other domestic freight forwarders and provide us with a competitive advantage. The expansion of our local pick-up and delivery service is expected to further improve our logistics system by ultimately enabling shipment information to be monitored from pick-up through delivery.

OUR SERVICES

  DOMESTIC AIR FREIGHT FORWARDING SERVICES

     Our freight forwarding operations involve:

     - obtaining shipment orders from customers,
     - determining the best means to transport the shipment to its destination, and
     - arranging and monitoring all aspects of the shipment.

     Typically, transportation for our domestic shipments is provided by a commercial air carrier. We prepare all required shipping documents and deliver shipments to the transporting carrier. For much of our customer traffic, we make arrangements for three separate transportation segments:

     - pick-up from the shipper to our terminal in the origin city,
     - shipment by air or overland carrier, and
     - delivery from our terminal in the destination city to the recipient.

     Local transportation services are performed either by independent cartage companies or, increasingly, by our local pick-up and delivery operations. If delivery schedules permit, we will typically use lower-cost, overland truck transportation services, including those obtained through our truck brokerage operations. In some cases, the shipments are consolidated at our four ground transportation hubs. As part of our routine services, we also provide handling, packing and containerizing services, arrange for insurance and the tracking of shipments and provide physical breakbulk. Breakbulk involves receiving and breaking down consolidated air freight lots and arranging for distribution of the individual shipments.

     We neither own nor operate any aircraft and, consequently, place no restrictions on delivery schedules or shipment size. We arrange for transportation of our customers' shipments via commercial airlines and, to a lesser extent, air cargo carriers. All of our air shipments can be accommodated by either narrow-body or wide-body aircraft. We select the carrier for a shipment on the basis of route, departure time, available cargo capacity and cost.

     We have begun regularly-scheduled dedicated charters of eight cargo airplanes under short-term leases to service specific transportation lanes. On occasion, we charter cargo aircraft for use in other transportation lanes, as needed. The number of these dedicated charters varies from time to time depending upon seasonality, freight volumes and other factors.

     Due to the high volume of freight we control, we are able to obtain discounted rates from airlines and are often able to reserve space at times when available space is limited. As a result, we can provide shipment options not directly available to our customers. Occasionally, we are able to consolidate shipments to further reduce our costs of transportation. Our rate schedule generally offers increasing discounts for shipment options with later scheduled delivery times. Our per pound rates are also based on shipment weight and generally decrease as the weight of the shipment increases.

     We offer our customers five major delivery schedule options:

     - next flight -- immediate pick-up and placement of the shipment on the next available flight,
     - next-day AM priority -- shipments that take precedence for delivery by the morning of the following day,
     - next-day PM -- shipments delivered by the afternoon of the following day,
     - second day -- shipments delivered by the afternoon of the second following day, and
     - economy -- shipments typically delivered by the afternoon of the third to fifth day after shipment.

     Relatively less time-sensitive shipments, or shipments for which expedited delivery is not economical, are often shipped second day or economy. These options enhance our opportunity to achieve savings by the use of truck transportation, the consolidation of shipments and the increased air cargo options afforded by the additional time for shipment.

     We provide forwarding services that are tailored to meet the needs of the customer and, in addition to regularly scheduled service, offer customized schedules to do so. In addition, our services are customized to address each client's individual shipping requirements, generally without restrictions on shipment weight, size or type. Once the customer's requirements for an individual shipment have been established, we proactively manage the execution of the shipment to ensure the satisfaction of these requirements.

     During fiscal 1998, average shipment weight was approximately 623 pounds. Although we impose no size or weight restrictions on shipments, we focus on shipments of over 50 pounds. During fiscal 1998, no customer accounted for more than 10% of our revenues. Our principal forwarding customers during fiscal 1998 included shippers of:

     - computers and other electronic and high-technology equipment,

     - printed and publishing materials,

     - automotive and aerospace components,

     - trade show exhibit materials,

     - telecommunications equipment,

     - machinery and machine parts, and

     - apparel and entertainment.

     When acting as a forwarder, we are legally responsible to our customer for the safe delivery of the customer's cargo to its ultimate destination, subject to a contractual limitation on liability to the lesser of $0.50 per pound or $50 for domestic flights and the greater of $50 or $20 per kilogram ($9.07 per pound) for international flights. However, because an air freight forwarder's relationship to an airline is that of a shipper to a carrier, the airline generally has the same responsibility to us as we have to our customers. Additionally, shippers may purchase insurance on shipments. We may have sole carrier liability for a shipment before or after delivery to the carrier, and in some other cases. Our claims expenses have generally been limited, totaling $1,706,000 for fiscal 1998, $652,000 for fiscal 1997 and $468,000 for fiscal
1996.

  INTERNATIONAL FREIGHT FORWARDING SERVICES

     We have continued to expand our international forwarding operations by entering into agreements with independent cargo agents at strategic worldwide locations. These agents provide breakbulk, pick-up and delivery and customs brokerage services for cargo generated by our North American based locations, as well as arranging for overseas sales of cargo bound for North America. We are also expanding our international services offerings by providing ocean freight consolidation services and in some locations, customs brokerage services. We completed two acquisitions in fiscal 1998 that expanded our European and South American capabilities. Additionally, we commenced operations in Hong Kong during September 1998 and in Argentina, Brazil and Peru during July 1999.

     We are also emphasizing the marketing of our international services throughout our North American network, particularly at some of our largest locations, including:

     - Atlanta
     - Chicago
     - Dallas
     - Houston
     - Los Angeles
     - Miami
     - New York
     - San Francisco

     To support our international operations, one of our subsidiaries is certified by the Federal Maritime Commission as a Non-Vessel Owning Common Carrier, or NVOCC, to facilitate the handling of ocean shipments. Additionally, one of our subsidiaries received a customs brokerage license from the U.S. Department of the Treasury during fiscal 1998. Our custom brokerage and ocean forwarding capabilities were enhanced by our acquisition of a Miami-based operation in fiscal 1998.

     We generated $46.4 million in international revenues in fiscal 1998, or an increase of $25.5 million over fiscal 1997. We intend to utilize our relationship with the major U.S.-based air carriers to secure competitive rate and space agreements for our international cargo. In addition, we continue to emphasize the use of both our truck brokerage and local delivery operations to facilitate the pick-up, delivery and line-haul for the domestic portion of international freight shipments. We are also developing an international information management system which utilizes Internet-based technology to facilitate our operations and communications network.

  LOCAL DELIVERY SERVICES

     Through a subsidiary, we provide same-day local pick-up and delivery services, both for shipments for which we are acting as an air freight forwarder as well as for third-party customers requiring pick-up and delivery within the same metropolitan area. We believe that these services are an important complement to our air freight forwarding services by allowing for quality control over the critical pick-up and delivery segments of the transportation process as well as allowing for prompt, updated information on the status of a customer's shipment at each step in the shipment process. We focus on providing local pick-up and delivery services to those accounts with a relatively high volume of business, which we believe provides a greater potential for profitability than a broader base of small, infrequent customers.

     During the last several years, we upgraded the information systems used by our local pick-up and delivery operations. These improvements included bar code and signature scanners that allow for enhanced tracking of shipments and access by shippers of receipt signatures for proof of delivery information. We are currently in the process of designing a new, enhanced system of dispatching for our local pick-up and delivery operation.

     Our local pick-up and delivery operations commenced service in Houston in 1989 and in recent years have rapidly expanded its operations. As of July 1999, local delivery services were offered in 64 of the 78 cities in which our terminals were located, with three of these locations being established during fiscal 1999. These cities are generally the sites of our busiest forwarding operations. We currently intend to initiate local pick-up and delivery services in approximately 10 additional locations by the end of fiscal 2000, although these plans may change based on several factors.

     We currently offer local pick-up and delivery service at three locations without airfreight forwarding operations. On-demand pick-up and delivery services are available 24 hours a day, seven days a week. In most locations, delivery drivers are independent contractors who operate their own vehicles. Our Houston operation includes a number of company-owned or leased trailers, trucks and other ground equipment primarily to service specific customer accounts.

     Our local pick-up and delivery revenues of $112.0 million during fiscal 1998 and $65.0 million during fiscal 1997. Approximately $79.2 million of these revenues in fiscal 1998 and $47.9 million of these revenues in fiscal 1997 were attributable to our air freight forwarding operations and eliminated upon consolidation. The remaining local pick-up and delivery revenues in those fiscal years were attributable to local delivery services for third-party, non-forwarding, customers. Approximately 85% of the total cost of providing for local pick-up and delivery of our freight forwarding shipments in fiscal 1998 and approximately 83% of that cost in fiscal 1997 was attributable to our own local pick-up and delivery services.

  TRUCK BROKERAGE

     Our truck brokerage operations provide logistical support to our forwarding operations and, to a lesser extent, provide truckload service to selected customers. Our truck brokerage services locate and secure capacity when overland transportation is the most efficient means of meeting customer delivery requirements, especially in cases of air freight customers choosing the economy delivery option. We use our internal truck brokerage operations to meet delivery requirements without having to rely on third-party truck brokerage services. Additionally, by centralizing our truck brokerage, we have been able to achieve greater efficiencies and utilize purchasing power over transportation providers. Our truck brokerage operations do not own any trucks, but instead utilize carriers or independent owner-operators of trucks and trailers on an as-needed basis. We utilize our relationships with a number of independent trucking companies to obtain truck and trailer space. If space is not available through these companies, we utilize electronic bulletin boards to communicate with independent truckers as to our needs.

     Our average length of haul was approximately 1,627 miles during fiscal 1998 and 1,061 miles during fiscal 1997. As with local pick-up and delivery services, we view our truck brokerage services primarily as a means of maintaining quality control and enhancing customer service of our core air freight forwarding business, as well as a means of capturing a portion of profits that would otherwise be earned by third parties. We may expand our truck brokerage operations selectively beyond providing support to our air freight operations, to providing truck brokerage services to customers that do not utilize our air freight services.

  LOGISTICS SERVICES

     Many customers are increasingly demanding more than the simple movement of freight from their transportation suppliers. To meet these needs, suppliers, including Eagle, seek to customize their services, by, among other things, providing information on

     - the status of materials, components and finished goods through the logistics pipeline, and
     - performance reports on and proof of delivery for each shipment.

     We utilize our logistics expertise to maximize the efficiency and performance of our forwarding and other transportation services to our customers. In addition, we provide transportation consulting services and make available our expertise and resources to assist customers in balancing their transportation needs against budgetary constraints by developing logistics plans for them. We staff and manage the shipping department of some of our customers that outsource their transportation function and may seek to provide outsourcing services to other customers in the future. We also provide other ancillary services, including:

     - electronic data interchange,
     - custom shipping reports,
     - computerized tracking of shipments,
     - customs brokerage,
     - air charters,
     - warehousing,
     - cargo assembly, and
     - protective packing and crating.

     We have recently begun to expand our services to include warehousing and distribution management.

     We have established Eagle Exhibitor Services, an internal group that focuses on the special needs of exhibitors in the trade show industry. In addition to air freight forwarding and charter services, this group provides special exhibit handling, by-appointment delivery, caravan services and short-term warehousing.

INFORMATION SYSTEMS

     A primary component of our business strategy is the continued development of advanced information systems. We have invested substantial management and financial resources in the development of our information systems in an effort to provide accurate and timely information to our management and customers. We believe the ability to provide accurate up-to-date information on the status of shipments will become increasingly important, both internally, to ensure on-time delivery and efficient operations, and to customers, through whatever medium they request.

     We have developed and continue to upgrade our information systems. Our integrated information systems -- Worldport -- include logistics information, management information and accounting systems. A central computer located at our headquarters in Houston, Texas is accessible from computer terminals located at all of our North American facilities and from computer terminals located at the facilities of many of our customers through the use of a toll-free dial-in program.

     The Worldport system provides a comprehensive source of information for managing the logistics of our sourcing and distribution activities. Specifically, the Worldport system permits us to track the flow of a particular shipment from pick-up order through the transportation process to the point of delivery. Through the system, we can also access daily financial information for our entire company, a particular terminal, a particular division, customer or service or a given shipment. The Worldport system:

     - permits on-line entry and retrieval of shipment, pricing, scheduling, and tracking data,
     - integrates with our management information and accounting systems,
     - allows for importing of dispatch information, proof of delivery information, status updates, electronic invoicing, funds exchange between customers and file exchange, and
     - provides our sales force with margin information on customers and shipments, thereby enhancing our ability to bid aggressively for future forwarding business and avoid committing to unprofitable shipments.

     Worldport can provide our management and customers with reports customized to meet their information requirements.

     Our customers and management can obtain shipment information through our extranet client/server application software program named Eagle Advisor. Customers can download this software to their personal computers from our Internet home page. Through Eagle Advisor, customers can access our password protected Website. Worldport transmits data every 30 minutes to this Website. The customer's shipment data is then automatically transmitted to their personal computer via the Internet. Eagle Advisor allows customers and management to track and trace shipments, obtain proof of delivery information and generate customized shipment reports. Our corporate Intranet "Eaglesnest" contains internal training portals to key airline internet sites, sales and marketing information and other tools for our offices. In addition to Eagle Advisor, the "Eagle TRAK" option on our Internet home page allows customers to obtain shipment tracing information via the Internet. We believe that our systems:

     - have been instrumental in the productivity of our personnel and the quality of our operations and service,
     - have resulted in substantial reductions in paperwork, and
     - expedited the entry, processing, retrieval and dissemination of critical information, both internally and to customers.

     We have recently completed the development of an air export module of "Talon," our international operating system. Talon provides enhanced features for international operations including document production, electronic customs filing of shipper export declarations via the United States Customs Automated Export System, agent settlements, and real-time tracking and tracing. The system is integrated to a multi-country and multi-currency accounting system. We have implemented our integrated operational and accounting systems in our first foreign site. The air export module is in production in our North American international gateway terminals. We are in the process of developing an ocean export, NVOCC operation and air import module to complement the air export module.

     The expansion of our local pick-up and delivery service has further improved our logistics system by enabling shipment data to be input remotely from pick-up through delivery. We have implemented the use of remote hand-held bar code and signature scanners for use by our pick-up and delivery operations. We have implemented the use of hand-held bar code dock scanners in our airfreight operations. Worldport is integrated with both of these scanners to automatically apply the proof of delivery or shipment status information to the system. This information is then made available to all on-line locations as well as customers' dial-in facilities, allowing for enhanced tracking of shipments and viewing by shippers of receipt signatures. Delivery receipts are electronically imaged and centrally stored to increase both internal and customer efficiencies.

     Our systems also include Eagle-Ship, which allows our customers to automate their shipping processes and consolidate their shipping systems. Eagle-Ship was developed by, and through January 2001 is licensed to us from, Neopost/ASAM International, which is restricted from making the system available to most other major air freight forwarders during that time. For customers using Eagle-Ship, we provide a dedicated personal computer, printer and bar code scanner that allow the customer's shipping dock personnel to process and weigh boxes, record the shipment, produce customized box labels and print an Eagle house airway bill or bill of lading. Eagle-Ship also provides customers with weight analysis, tariff reporting, assistance in consolidation of like orders and price comparison among shipping options.

     Eagle-Ship enables our customers to process shipments for many carriers with one personal computer and to compare the cost and service options of various carriers, consolidate Eagle-Ship label printing and generate reports that profile the customer's shipping activity. Eagle-Ship is designed to run shipping systems for UPS, Federal Express and other small parcel carriers and can be customized to run the systems of up to 99 air and truck carriers. We believe that Eagle-Ship gives us a competitive advantage among a growing number of customers that are resistant to the proliferation of dedicated shipper systems because of the cost, complexity and dock space required to maintain a separate personal computer for each carrier. We also believe that the use of Eagle-Ship should lead to increased use of our services by helping to ensure that customers will allocate dock space to Eagle-Ship rather than multiple systems from other carriers. Although Eagle-Ship does provide customers with assistance in selecting competitors for our shipping services, we believe that much of that information, like that relating to Federal Express Corporation, is used in the delivery of documents and small packages, which constitute a small portion of our cargoes, and that, overall, Eagle-Ship will demonstrate to customers the advantages of our services in comparison to our more direct competitors. We had installed 126 Eagle-Ship personal computers for 85 of our customers as of July 1999. We believe that Eagle-Ship enhances our ability to market to national accounts.

     For information regarding our Year 2000 compliance program, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Issues."

MARKETING

     We market our services through an organization consisting of approximately 209 full-time salespersons supported by the sales efforts of our senior management, six regional managers, seven regional operations managers, terminal managers and national services center.

     We plan to emphasize the marketing of international services through our existing sales force and through the expected addition of sales personnel at our international terminals.

     Managers at each terminal are responsible for customer service and coordinate the reporting of customers' requirements and expectations with the regional managers and sales staff. In addition, the regional managers are responsible for the financial performance of the stations in their region. Our employees are available 24 hours a day to respond to customer inquiries.

     We have increased our emphasis on obtaining high-revenue national accounts with multiple shipping locations. These accounts typically impose numerous requirements on those competing for their freight business, including electronic data interchange and proof of delivery capabilities, the ability to generate customized shipping reports and a nationwide network of terminals. These requirements often limit the competition for these accounts to integrated carriers and a very small number of forwarders. We believe that our recent growth and development has enabled us to more effectively compete for and obtain these accounts.

TERMINALS

     We conduct our air freight forwarding operations through 78 terminals located at or near airports throughout the United States and in Canada, Mexico, Latin America, Europe and Asia. Terminals are managed by a station manager who is assisted by an operations manager. Our corporate office occupies approximately 135,279 square feet of space in a facility located in Houston, Texas. Our 78 terminal locations typically are located at or near major metropolitan airports, and each occupies approximately 1,000 to 160,000 square feet of leased space and typically consists of offices, warehouse space, bays for loading and unloading, and facilities for packing. In addition, we have locations that are limited to sales and administrative activities. Currently, other than our Newark terminal, all of these properties are leased, although we may purchase or construct facilities if we believe we can do so on a more attractive financial basis. Generally, each terminal location lease is for a term of three to five years and generally expires between fiscal 1999 and fiscal 2006. From time to time, we may expand or relocate terminals to accommodate growth.

     Our terminals as of July 1999 were:

              LOCATION AND YEAR FREIGHT                                   LOCATION AND YEAR FREIGHT
              FORWARDING SERVICES BEGAN                                   FORWARDING SERVICES BEGAN
-----------------------------------------------------       -----------------------------------------------------

UNITED STATES
Houston, Texas*-1984
Dallas, Texas*-1988
St. Louis, Missouri*-1989
Atlanta, Georgia*-1989
Los Angeles, California*-1991
San Francisco, California*-1991
Chicago, Illinois*-1992
Newark, New Jersey*-1992
Boston, Massachusetts*-1993
Charlotte, North Carolina*-1993
Denver, Colorado*-1993
San Antonio, Texas*-1993
El Paso, Texas*-1993
Orlando, Florida*-1993
San Diego, California*-1993
Seattle, Washington*-1993
Kansas City, Missouri*-1994
Oklahoma City, Oklahoma*-1994
Raleigh-Durham, North Carolina*-1994
Austin, Texas*-1994
Greenville, South Carolina*-1994
Cincinnati, Ohio*-1994
Minneapolis, Minnesota*-1994
Memphis, Tennessee*-1994
Detroit, Michigan*-1994
Portland, Oregon*-1994
Baltimore, Maryland/Washington, D.C.*-1994
Phoenix, Arizona*-1994
Cleveland, Ohio*-1994
Philadelphia, Pennsylvania*-1994
McAllen, Texas*-1995
Albuquerque, New Mexico*-1995
Las Vegas, Nevada*-1995
Indianapolis, Indiana*-1995
Sacramento, California*-1995
San Juan, Puerto Rico*-1995
Pittsburgh, Pennsylvania*-1995
Milwaukee, Wisconsin*-1995
New Orleans, Louisiana*-1996
Miami, Florida*-1996
Hartford, Connecticut*-1996
Salt Lake City, Utah*-1996
Honolulu, Hawaii-1996
Columbus, Ohio*-1996
Tulsa, Oklahoma*-1996
Omaha, Nebraska*-1996
Tucson, Arizona*-1996
Laredo, Texas*-1996
Anchorage, Alaska-1996
Richmond, Virginia*-1996
South Bend, Indiana*-1997
Harrisburg, Pennsylvania*-1997
Reno, Nevada*-1997
Nashville, Tennessee*-1997
Little Rock, Arkansas*-1997
Toledo, Ohio**-1998
Longview, Texas**-1998
Wichita, Kansas*-1998
Tampa, Florida*-1998
Norfolk, Virginia*-1998
Jackson, Mississippi*-1998
Beaumont, Texas**-1998
Birmingham, Alabama*-1998
Louisville, Kentucky*-1998
Jacksonville, Florida*-1999
Washington, D.C.*-1999
Rochester, New York*-1999

CANADA
Toronto, Ontario*-1996
Montreal, Quebec*-1998
Vancouver, British Columbia-1999

MEXICO
Monterrey, Mexico-1997
Guadalajara, Mexico-1997
Mexico City, Mexico-1997

LATIN AMERICA
Buenos Aires, Argentina-1999
Sao Paulo, Brazil-1999
Lima, Peru-1999

EUROPE
London-Heathrow, England-1998
Birmingham, England-1998
Manchester, England-1998
London-Gatwick, England-1998

ASIA
Kowloon, Hong Kong-1998

------------------------------

*  Includes local pick-up and delivery operations.

** Local pick-up and delivery operations only.

EMPLOYEES

     We have approximately 2,386 full-time employees at June 30, 1999, including approximately 209 sales personnel. None of our employees are currently covered by a collective bargaining agreement. We have experienced no work stoppages and consider our relations with our employees to be good.

     We also have contracts with approximately 1,218 independent owner/operators of local delivery services as of June 30, 1999. The independent owner/operators own, operate and maintain the vehicles they use in their work for us and may employ qualified drivers of their choice. Company-owned or leased vehicles are driven by 330 of our employees as of June 30, 1999.

     We pay our entire sales force and most of our operations personnel what we believe is significantly more than the industry average. We also offer a broad-based compensation plan to these employees. Sales personnel are paid a gross commission on shipments sold. Operations personnel and management are paid bonuses based on the profitability of their terminals, as well as our overall profitability. To ensure quality control and the profitability of accounts, terminal managers retain the final approval on all accounts.

REGULATION

     Our air freight forwarding business is subject to regulation, as an indirect air cargo carrier, under the Federal Aviation Act by the Department of Transportation, although air freight forwarders are exempted from most of the Act's requirements by the Economic Aviation Regulations. Our foreign air freight forwarding operations are subject to similar regulation by the regulatory authorities of the respective foreign jurisdictions. The air freight forwarding industry is subject to regulatory and legislative changes that can affect the economics of the industry by requiring changes in operating practices or influencing the demand for, and the costs of providing, services to customers.

     Our delivery operations are subject to various state and local regulations and, in many instances, require permits and licenses from state authorities. In addition, some of our delivery operations are regulated by the Surface Transportation Board. These state and federal authorities have broad power, including the power to approve specified mergers, consolidations and acquisitions, and regulate the delivery of some types of shipments and operations within particular geographic areas.

     The Surface Transportation Board has the power to regulate motor carrier operations, approve some rates, charges and accounting systems, and require periodic financial reporting. Interstate motor carrier operations are also subject to safety requirements prescribed by the Federal Department of Transportation. In some potential locations for our delivery operations, state and local permits and licenses may be difficult to obtain.

     Our truck brokerage operations subject us to regulation as a property broker by the Surface Transportation Board, and we have obtained a property broker license and surety bond. Our domestic customs brokerage operations are subject to the licensing requirements of the United States Department of the Treasury and are regulated by the United States Customs Service. We have received our customs brokerage license from the United States Customs Service and are currently applying for additional related approvals. Our foreign customs brokerage agents are licensed in and subject to the regulations of their respective countries.

     The Federal Maritime Commission regulates our ocean forwarding operations. The Federal Maritime Commission licenses ocean freight forwarders. Indirect ocean carriers (Non-Vessel Operating Common Carriers) are subject to Federal Maritime Commission regulation, under the Commission's tariff filing and surety bond requirements, and under the Shipping Act of 1984, particularly those terms proscribing rebating practices. Some portions of our warehouse operations require:

     - registration under the Gambling Act of 1962 and a license or registration by the U.S. Department of Justice,
     - authorizations and bonds by the U.S. Treasury Department,
     - a license by the Bureau of Alcohol, Tobacco & Firearms of the U.S. Treasury Department, and

     - approvals by the United States Customs Service.

     In the United States, we are subject to federal, state and local provisions relating to the discharge of materials into the environment or otherwise for the protection of the environment. Similar laws apply in many foreign jurisdictions in which we may operate in the future. Although current operations have not been significantly affected by compliance with these environmental laws, governments are becoming increasingly sensitive to environmental issues, and we cannot predict what impact future environmental regulations may have on our business. We do not anticipate making any material capital expenditures for environmental control purposes during the remainder of the current or succeeding fiscal years.

     We do not believe that costs of regulatory compliance have had a material adverse impact on our operations to date. However, our failure to comply with the applicable regulations or to maintain required permits or licenses could result in substantial fines or revocation of our operating permits or authorities. We cannot assure you as to the degree or cost of future regulations on our business.

LEGAL PROCEEDINGS

     In December 1997, the U.S. Equal Employment Opportunity Commission, or the EEOC, issued a Commissioner's Charge against us and some of our subsidiaries under Sections 706 and 707 of Title VII of the Civil Rights Act of 1964, as amended. We continue to vigorously defend against the allegations contained in the Commissioner's Charge. In the Commissioner's Charge, the EEOC charged us and some of our subsidiaries with violations of Section 703 of Title VII, as amended, the Age Discrimination in Employment Act of 1967, and the Equal Pay Act of 1963, resulting from engaging in unlawful discriminatory hiring, recruiting and promotion practices and maintaining a hostile work environment, based on one or more of race, national origin, age and gender, failures to investigate, failures to maintain proper records and failures to file accurate reports.

     The Commissioner's Charge states that the persons aggrieved include all Blacks, Hispanics, Asians and females who are, have been or might be affected by the alleged unlawful practices. We cannot currently predict with any great degree of certainty the length of time it will take to resolve this matter, the likely outcome of this matter or the effect of any such outcome. An adverse determination of the matters in the Commissioner's Charge would likely result in a civil action by the EEOC that could seek back pay, other compensatory damages and punitive damages for the allegedly aggrieved persons.

     From time to time we are a party to various legal proceedings arising in the ordinary course of business. Except as described above, we are not currently a party to any material litigation and are not aware of any litigation threatened against us which we believe would have a material adverse effect on our business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows selected information concerning our directors and executive officers as of the date of this prospectus:

NAME                            AGE                      POSITION
                                      Chairman of the Board of Directors, President
James R. Crane................  45    and
                                      Chief Executive Officer
Ronald E. Talley..............  47    Chief Operating Officer
Douglas A. Seckel.............  48    Chief Financial Officer and Treasurer;
                                      Director
John C. McVaney...............  41    Executive Vice President
Frank J. Hevrdejs.............  54    Director
Neil E. Kelley................  40    Director
Norwood W.
  Knight-Richardson...........  52    Director
Rebecca A. McDonald...........  47    Director
William P. O'Connell..........  60    Director

     The backgrounds of each of our directors and executive officers are as follows:

     James R. Crane, age 45, has served as President and Director since he founded Eagle in March 1984. Before the organization of Eagle, Mr. Crane had been employed by other air freight forwarders. Mr. Crane has a total of 17 years experience in the transportation industry. Mr. Crane is also outside director for HCC Insurance Holdings, Inc.

     Ronald E. Talley, age 47, was appointed Chief Operating Officer of Eagle in December 1997. He joined us in 1990 as a station manager, and later served as a regional manager. In 1996, he served as a Senior Vice President of Eagle Freight Services, Eagle Transportation and Eagle Charter, and most recently, he has served as Senior Vice President of Air and Truck Operations. Before joining Eagle, Mr. Talley served as a station manager at Holmes Freight Lines from 1982 to 1990. From 1979 to 1982, Mr. Talley held a variety of management positions with Trans Con Freight Lines. From 1969 to 1979, Mr. Talley served in several management positions at Roadway Express.

     Douglas A. Seckel, age 48, has served as Chief Financial Officer of Eagle since April 1989, has served as Treasurer of Eagle since May 1991 and has served as a director of Eagle since May 1995. From 1984 through 1989, he served as finance director for the City of Bellaire, Texas. Mr. Seckel and Mr. Crane are first cousins.

     John C. McVaney, age 41, was appointed Executive Vice President of Eagle in January 1998. He joined us in 1995 as a station manager and served most recently as Regional Vice President for our southeast region. From 1992 to 1995, he served as Regional Manager of the northeast United States and Canada for Nationsway Transport Service, Inc. From 1989 to 1992, Mr. McVaney served as National Account Manager for St. Johnsbury Trucking Company, Inc. During 1989, he was the President and sole owner of B&C of New Orleans, Inc., a trucking company. From 1987 to 1988, Mr. McVaney served as President of the Lindsay Division of Bulldog Trucking, Inc. and Regional Manager of Standard Trucking Company.

     Frank J. Hevrdejs, age 54, has served as a director since December 1995. Mr. Hevrdejs is a co-founder and a principal of The Sterling Group, Inc., a private financial organization engaged in the acquisition and ownership of operating businesses since 1982. He has served as President of The Sterling Group from 1982 to 1989 and from 1994 to the present. Since 1989, he has served as Chairman of First Sterling Ventures Corp. Mr. Hevrdejs also serves as a director for Mail-Well, Inc., Sterling Chemical, Inc., Chase Bank of Texas, N.A., Fibreglass Holdings Inc. and Enduro Systems Inc.

     Neil E. Kelley, age 40, has served as a director since September 1995. Mr. Kelley is the Chairman and Chief Executive Officer of Avista Energy, Inc., a national energy trading and marketing company. Previously, Mr. Kelley was the Vice Chairman and a senior partner of the Vitol Group of Companies, an international oil supply, trading and refining company, where he has served as an Executive Director from 1990 to 1998. Mr. Kelley is also an outside director of Quantum Energy Technologies, an energy technology development company based in Cambridge, Massachusetts.

     Norwood W. Knight-Richardson, age 51, has served as a director since May 1998. Dr. Knight-Richardson has served as the Medical Director of and a practicing physician for CareMark Behavioral Health Services, a private behavioral health services company, since August 1998. He has served as the President and Chief Medical Officer of Continuum Healthcare Services, Inc. from December 1997 to August 1998 and the Practicing Physician and Director of University Behavioral Health Services from 1996 to December 1997. Dr. Knight-Richardson was the Founder, President and Chief Executive Officer of the Richardson Clinics from 1992 to 1996. Before that time, Dr. Knight-Richardson held several positions including that of Vice President in the International Division of Bank of America. Dr. Knight-Richardson has also held faculty positions at several medical schools and is currently clinical associate professor at Baylor College of Medicine in Houston, Texas as well as Division Chief of Corporate Psychiatry and Adjunct Professor of Oregon Health Services University.

     Rebecca A. McDonald, age 47, was elected a director in 1999. Ms. McDonald has been Executive Managing Director of Enron International since February 1999. She was President and CEO of Amoco Energy Development Company from 1994 to 1999. Before joining Amoco, Ms. McDonald was President of Tenneco Energy Services from 1991 to 1993 and was Vice President for Strategic Planning for Tenneco Gas Company from 1991 to 1991. She is a member of the advisory boards of the Natural Gas Association of Houston and the New York Mercantile Exchange Natural Gas Futures. Ms. McDonald is a director of the Natural Gas Council and a founding member of the Mercosur Council. She also serves as an outside director for both Granite Construction Company and Morton International.

     William P. O'Connell, age 60, has served as a director since May 1995. Mr. O'Connell has served as the President and Chief Executive Officer of AIM, Inc., a materials handling systems and equipment company, since 1988. He served as President and Chief Executive Officer of Westweld Supply, Inc. from 1990 to 1995. Mr. O'Connell also serves as a director of AIM, Inc. and the Parnell Group, Inc.

     Officers are elected annually by the board of directors and serve at the discretion of the board. Our board of directors is currently composed of seven directors, two of whom are our employees. All of the current directors serve until the next annual shareholders' meeting or until their successors have been duly elected and qualified.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table shows information concerning:

     - the only persons we know, based on statements filed by these persons with the Securities and Exchange Commission, to own beneficially in excess of 5% of our common stock as of December 31, 1999, and
     - the shares of common stock beneficially owned, as of June 30, 1999, by each of our directors and executive officers and by all directors and executive officers as a group.

Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name, subject to community property laws where applicable. The business address of each director and executive officer is c/o Eagle USA Airfreight, Inc., 15350 Vickery Drive, Houston, Texas 77032.

                                                 BENEFICIAL OWNERSHIP                   BENEFICIAL OWNERSHIP
                                                    BEFORE OFFERING                        AFTER OFFERING
                                                 ---------------------    NUMBER OF     ---------------------
                                                 NUMBER OF               SHARES BEING   NUMBER OF
NAME AND ADDRESS OF BENEFICIAL OWNER               SHARES     PERCENT      OFFERED        SHARES     PERCENT
Directors and Executive Officers:
  James R. Crane...............................  8,263,478      43.0%     1,200,000     7,063,478      36.8%
  Douglas A. Seckel............................    110,976         *             --       110,976         *
  Frank J. Hevrdejs(1).........................     61,500         *             --        61,500         *
  Neil E. Kelley...............................     40,000         *             --        40,000         *
  Norwood W. Knight-Richardson.................     20,400         *             --        20,400         *
  Rebecca A. McDonald..........................         --         *             --            --         *
  William P. O'Connell.........................     15,000         *             --        15,000         *
  Ronald E. Talley.............................     50,497         *             --        50,497         *
  John C. McVaney..............................     35,600         *             --        35,600         *
Directors and Executive Officers as a Group (8
  persons).....................................  8,597,451      44.7%            --     7,397,451      38.5%
Other Five Percent Owners
  T. Rowe Price Associates, Inc.(2)............  1,199,700       7.5%            --     1,199,700       7.5%

------------------------------

* Less than 1%.

(1) Includes 1,500 shares owned by Mr. Hevrdejs' wife as to which he disclaims beneficial ownership.

(2) Based on a Schedule 13G made with the Securities and Exchange Commission on February 5, 1999, reflecting ownership of common stock. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.

     The table includes shares of common stock that can be acquired through the exercise of options within 60 days as follows: Mr. Hevrdejs -- 30,000 shares, Mr. Kelley -- 30,000 shares, Dr. Knight-Richardson -- 20,000 shares, Mr.
Talley -- 44,497 shares, Mr. Seckel -- 10,000 shares, Mr. O'Connell -- 15,000 shares and Mr. McVaney -- 35,600 shares. The percent of the class owned by each person has been computed assuming the exercise of all options deemed to be beneficially owned by that person, and assuming that no options held by any other person have been exercised.

SELLING SHAREHOLDER

     In connection with this offering, Eagle and Mr. Crane have entered into an agreement under which Mr. Crane has agreed to reimburse us for all of our out-of-pocket expenses incurred in connection with this offering. Mr. Crane is a party to the Shareholders' Agreement described under "Description of Capital Stock -- Registration Rights of Holders," and this offering constitutes a registration under the registration rights granted by that agreement.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock currently consists of 100 million shares of common stock, par value $.001 per share, and 10 million shares of preferred stock, par value $.001 per share, issuable in series. As of June 30, 1999, our issued and outstanding capital stock consisted of 19,030,774 shares of common stock. We have approximately 111 shareholders of record, including brokerage firms and other nominees, of common stock as of June 30, 1999. No shares of preferred stock are currently outstanding. As of June 30, 1999, 1,324,079 shares of common stock were reserved for issuance under our incentive plan and 50,000 shares of common stock were reserved for issuance under our non-employee director plan.

     On July 26, 1999, we declared a three-for-two split of our common stock. The stock split will be effected in the form of a stock dividend and will entitle each shareholder of record on August 23, 1999 to receive one additional share for every two shares of our common stock held on the record date. Fractional shares will be paid in cash. The stock split will be distributed on August 30, 1999. After giving effect to this stock split, we would have had 28,546,161 shares of common stock outstanding as of June 30, 1999. The number of shares reserved for issuance under our stock incentive plans will be proportionally adjusted as a result of the stock split.

     The following description is a summary of provisions of our articles of incorporation and bylaws. Please see the articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part. Eagle was organized in March 1984 and is a Texas corporation.

COMMON STOCK

     Holders of common stock are entitled to one vote per share with respect to all matters required by law to be submitted to our shareholders. Holders of common stock have no preemptive rights to purchase or subscribe for our securities, and the common stock is not convertible or subject to redemption by Eagle.

     The holders of common stock are entitled to dividends that may be declared by our board of directors from time to time out of funds legally available for dividends. Shareholders' rights to dividends are subject to the dividend and liquidation rights of any preferred stock that may be issued and to any dividend restrictions that may be contained in debt agreements. In the event of our liquidation, holders of common stock will share pro rata in any assets that remain after payment of our debts and satisfaction of any liquidation preference on any outstanding preferred stock.

     American Securities Transfer & Trust, Inc. is the registrar and transfer agent for the common stock.

PREFERRED STOCK

     Our board of directors, without further action by the shareholders, is authorized to issue up to 10 million shares of preferred stock in one or more series and to fix and determine as to any series all the relative rights and preferences of shares in that series, including:

     - preferences, limitations or relative rights with respect to redemption rights,
     - conversion rights,
     - voting rights,
     - dividend rights, and
     - preferences on liquidation.

We have no present intention to issue any preferred stock, but may determine to do so in the future.

     The issuance of shares of preferred stock, or the issuance of rights to purchase the shares, could adversely affect the voting power of the common stock, discourage an unsolicited acquisition proposal or make it more difficult for a third party to gain control of our company.

     For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block the transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the shareholders. In addition, under particular circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the board of directors is required to make any determination to issue the stock based on its judgment as to the best interests of the shareholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of the stock. The board of directors does not at present intend to seek shareholder approval before any issuance of currently authorized stock, unless otherwise required by law.

SPECIAL MEETINGS

     Special meetings of our shareholders may be called by the chief executive officer, the board of directors or by shareholders holding not less than 50% of our outstanding voting stock.

VOTING

     Holders of common stock are entitled to cast one vote per share on matters submitted to a vote of shareholders and do not have cumulative voting rights. Each director will be elected annually. Any director may be removed, with or without cause, at any meeting of shareholders called expressly for that purpose, by a vote of the holders of a majority of the outstanding shares. Because the common stock does not have cumulative voting rights, the holders of more than 50% of the shares may, if they choose to do so, elect all of the directors, and the holders of the remaining shares will not be able to elect any directors.

     Subject to any additional voting rights that may be granted to holders of future classes or series of stock, our articles of incorporation require the affirmative vote of holders of a majority of the outstanding shares entitled to vote to approve any of the following for which a vote is required by the Texas Business Corporation Act:

     - merger, consolidation or share exchange,
     - sale of all or substantially all of our assets,
     - dissolution, or
     - amendment to our articles of incorporation.

     Approval of other matters not described above that are submitted to the shareholders generally requires the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting. The holders of a majority of the shares entitled to vote will constitute a quorum at meetings of shareholders.

     Our bylaws provide that shareholders who wish to nominate directors or to bring business before a shareholders' meeting must notify us and provide specified pertinent information at least 80 days before the meeting date (or within ten days after public announcement under the bylaws of the meeting date, if the meeting date has not been publicly announced at least 90 days in advance).

BUSINESS COMBINATION LAW

     Part Thirteen of the Texas Business Corporation Act applies to our company. The Business Combination Law generally prevents an "affiliated shareholder" or its affiliates or associates from entering into or engaging in a "business combination" with an "issuing public corporation" during the three-year period immediately following the affiliated shareholder's acquisition of shares unless specific conditions are satisfied. The three-year restriction does not apply if either:

     - before the date such person became an affiliated shareholder, the board of directors of the issuing public corporation approves the business combination or the acquisition of shares made by the affiliated shareholder on such date; or

     - not less than six months after the date such person became an affiliated shareholder, the business combination is approved by the affirmative vote of holders of at least two-thirds of the issuing public corporation's outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates.

An affiliated shareholder is defined generally as a person that is or was within the preceding three-year period the beneficial owner of 20% or more of a corporation's outstanding voting shares.

     The business combinations subject to the restriction generally include:

     - mergers or share exchanges;
     - dispositions of assets having an aggregate value equal to 10% or more of the market value of the assets or of the outstanding common stock or representing 10% or more of the earning power or net income of the corporation;
     - certain stock issuances or transactions by the corporation that would increase the affiliated shareholder's proportionate interest in the corporation;
     - certain liquidations or dissolutions; and
     - the receipt of tax, guarantee, loan or other financial benefits by an affiliated shareholder other than proportionately as a shareholder of the corporation.

     The Business Combination Law does not apply to a business combination with an affiliated shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the issuing public corporation on December 31, 1996, and continuously until the announcement date of the business combination. As a result, the restrictions of the Business Combination Law would not apply to Mr. Crane who has been the beneficial owner of more than 20% of our outstanding common stock continuously since prior to December 31, 1996.

     In discharging the duties of director under the Business Combination Law or otherwise, a director, in considering the best interests of our company, may consider the long-term as well as the short-term interests of our company and shareholders, including the possibility that those interests may be best served by our continued independence.

LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION ARRANGEMENTS

     Our articles of incorporation contain a provision that limits the liability of our directors as permitted by the Texas Miscellaneous Corporation Laws Act. The provision eliminates the personal liability of directors to us and our shareholders for monetary damages for breach of directors' fiduciary duty of care. The provision does not change the liability of a director for

     - breach of the duty of loyalty to Eagle or to shareholders,
     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
     - an act or omission for which the liability of a director is expressly provided for by an applicable statute, or
     - any transaction from which a director received an improper personal benefit.

Under the articles of incorporation, the liability of directors will be further limited or eliminated without action by shareholders if Texas law is amended to further limit or eliminate the personal liability of directors.

     Our bylaws provide for the indemnification of our officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act. We have also entered into indemnification agreements with each of our directors and some of our officers. These agreements contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitees' receipt of these benefits.

     We purchase directors' and officers' liability insurance policies for our directors and officers. In addition, the bylaws and these agreements with directors and officers provide for indemnification for amounts (1) in respect of the deductibles for any insurance policies, (2) that exceed the liability limits of any insurance policies, and (3) in respect of these types of insurance policies that are available, were available or that become available to us or which are generally available to comparable companies but that our officers or directors determine is inadvisable for us to purchase, given the cost involved.

     This type of indemnification relating to director and officer insurance may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the bylaws or individual agreements.

REGISTRATION RIGHTS OF HOLDERS

     Eagle and James R. Crane are parties to a shareholders' agreement dated as of October 1, 1994 that provides Mr. Crane with registration rights with respect to common stock he held on the date of the agreement or purchased from Eagle after that date. Mr. Crane may require us to effect six registrations of his securities and may require us to include his shares in other registrations we make. Although we are required under the agreement to pay for the offering costs for these registrations, Mr. Crane has agreed to pay the cost of this offering. The registration for this offering constitutes the second registration by Mr. Crane under the shareholders' agreement. Registration of Mr. Crane's shares under the Securities Act results in those shares becoming freely tradable without restriction under the Securities Act in the hands of purchasers, except for shares purchased by our affiliates.

                                  UNDERWRITING

     Subject to the terms and conditions contained in an Underwriting Agreement
dated           , 1999, Donaldson, Lufkin & Jenrette Securities Corporation (the
"underwriter") has agreed to purchase from the selling shareholder the shares offered hereby.

     The underwriting agreement provides that the obligations of the underwriter to purchase and accept delivery of the shares of common stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The underwriter is obligated to purchase and accept delivery of all the shares of common stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased.

     The underwriter initially proposes to offer the shares of common stock in part directly to the public at the public offering price set forth on the cover page of this prospectus and in part to certain dealers (including the
underwriter) at such price less a concession not in excess of $       per share.
The underwriter may allow, and such dealers may re-allow, to certain other
dealers a concession not in excess of $       per share. After the initial
offering of the common stock, the public offering price and other selling terms may be changed by the underwriter without notice.

     The following table shows the underwriting fees the selling shareholder will pay to the underwriter in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase additional shares of our common stock from the selling shareholder.

                                                                      TO BE PAID
                                                              BY THE SELLING SHAREHOLDER
                                                              ---------------------------
                                                              NO EXERCISE   FULL EXERCISE
Per Share...................................................    $              $
Total.......................................................    $              $

     Offering expenses, estimated to be $       , will be paid by the selling
shareholder.

     The selling shareholder will grant to the underwriter an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional 180,000 shares of our common stock at the public offering price less the underwriting fees. The underwriter may exercise its option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriter exercises its option, the underwriter will become obligated, subject to conditions, to purchase the additional shares.

     We have agreed to indemnify the underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriter may be required to make in respect to those liabilities.

     Each of Eagle and the selling shareholder will agree, subject to particular exceptions, not to

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or

     - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock for a period of 90 days in the case of Eagle and for a period of one calendar year after the date of this prospectus in the case of the selling shareholder, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, other than

     - shares of common stock offered by this prospectus,

     - shares of common stock we issue upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus,

     - shares of common stock issued or stock options we granted under an employee stock option plan, stock purchase plan or any other of our benefit plans in existence as of the date of this prospectus,

     - shares of common stock which we may issue in connection with some of our acquisitions, and

     - shares of common stock transferred among family members and to trusts for estate planning purposes.

     In addition, during these 90-day and one year periods, Eagle has also agreed not to file any registration statement with respect to, and the selling shareholder has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     The underwriter has advised us that it does not intend to confirm sales of shares of common stock offered by this prospectus to accounts over which it exercises discretionary authority.

     Our shares of common stock are listed on The Nasdaq National Market under the symbol "EUSA."

     The shares of common stock offered hereby may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

     The underwriter and dealers may engage in passive market making transactions in the common stock in accordance with Rule 103 of Regulation M promulgated by the Securities and Exchange Commission. In general, a passive market maker may not bid for or purchase shares of common stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the common stock during a specified two month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the common stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

     In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of Eagle's common stock. Specifically, the underwriters may over-allot the offering, creating a syndicate short position. The underwriters may bid for and purchase shares of common stock in the open market to cover such syndicate short position or to stabilize the price of the common stock. In addition, the underwriter may reclaim selling concessions from syndicate members and selected dealers if the underwriters repurchase previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriter is not required to engage in these activities, and may end any of them at any time.

     DLJ has, in the past, provided certain investment banking and underwriting services to us for which it received customary compensation.

                                 LEGAL MATTERS

     Baker & Botts, L.L.P., Houston, Texas has passed upon certain legal matters in connection with the shares of common stock offered by the selling shareholder by this prospectus. Thompson & Knight, L.L.P., Dallas, Texas, will pass upon certain matters relating to this offering for the underwriters.

                                    EXPERTS

     Our consolidated financial statements as of September 30, 1997 and 1998, and for each of the three years in the period ended September 30, 1998 included in this prospectus and incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended September 30, 1998 have been so included and incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and accordingly file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the reports, statements or other information we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, New York, New York 10048 and 500 West Madison 14th Floor, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's website at http:\\www.sec.gov. Because we are listed on the Nasdaq National Market, you may also inspect those reports, proxy statements and other information concerning Eagle at the offices of the Nasdaq Stock Market, Inc., 8513 Key West Avenue, Rockville, Maryland 20850.

     We have filed a registration statement on Form S-3 with the SEC to register the shares of common stock offered by this prospectus. This prospectus is part of the registration statement.

     As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information in this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. This information incorporated by reference is deemed a part of this prospectus, except to the extent the information is superseded by information in this prospectus.

     The following documents we previously filed with the SEC are incorporated by reference (Commission File No. 0-27288)

     - Annual Report on Form 10-K for the fiscal year ended September 30, 1998,

     - Quarterly Reports on Form 10-Q for the quarters ended December 31, 1998 and March 31, 1999, and
     - The description of our common stock contained in our Registration Statement on Form 8-A dated November 27, 1995.

     We will provide a copy of any of the documents incorporated by reference in this prospectus upon written request. Please direct requests to Douglas A. Seckel, Chief Financial Officer, Secretary and Treasurer, at our principal executive offices located at 15350 Vickery Drive, Houston, Texas 77032.

                           EAGLE USA AIRFREIGHT, INC.

                                    INDEX TO
                       CONSOLIDATED FINANCIAL STATEMENTS

                                                               PAGE
Report of Independent Accountants...........................   F-2
Consolidated Balance Sheet as of September 30, 1998 and
  1997......................................................   F-3
Consolidated Statement of Income for the Three Years Ended
  September 30, 1998........................................   F-4
Consolidated Statement of Cash Flows for the Three Years
  Ended September 30, 1998..................................   F-5
Consolidated Statement of Shareholders' Equity for the Three
  Years Ended September 30, 1998............................   F-6
Notes to Consolidated Financial Statements..................   F-7
Condensed Consolidated Balance Sheet as of June 30, 1999 and
  1998......................................................   F-18
Condensed Consolidated Statement of Income and Comprehensive
  Income for the Nine Months Ended June 30, 1999 and 1998...   F-19
Condensed Consolidated Statement of Income and Comprehensive
  Income for the Three Months Ended June 30, 1999 and
  1998......................................................   F-20
Condensed Consolidated Statement of Cash Flows for the Nine
  Months Ended June 30, 1999 and 1998.......................   F-21
Condensed Consolidated Statement of Shareholders' Equity....   F-22
Notes to Consolidated Financial Statements..................   F-23

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Eagle USA Airfreight, Inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of cash flows and of shareholders' equity present fairly, in all material respects, the financial position of Eagle USA Airfreight, Inc. and its subsidiaries at September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Houston, Texas
November 20, 1998

                           EAGLE USA AIRFREIGHT, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                         SEPTEMBER 30,
                                                               ----------------------------------
                                                                   1998                  1997
                                                               (IN THOUSANDS, EXCEPT PAR VALUES)
                           ASSETS

Current assets:
  Cash and cash equivalents.................................     $ 37,191              $ 25,107
  Short-term investments....................................       12,487                 2,679
  Accounts receivable -- trade, net of allowance for
     doubtful accounts of $675 and $566, respectively.......       69,576                54,662
  Prepaid expenses and other................................        3,905                 4,557
                                                                 --------              --------
          Total current assets..............................      123,159                87,005
Property and equipment, net.................................       21,963                14,090
Other assets................................................       11,214                 5,776
                                                                 --------              --------
                                                                 $156,336              $106,871
                                                                 ========              ========

            LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable -- trade.................................     $  4,542              $  7,757
  Accrued transportation costs..............................       14,014                 6,062
  Accrued compensation and employee benefits................       14,061                10,454
  Other accrued liabilities.................................        4,673                 2,094
                                                                 --------              --------
          Total current liabilities.........................       37,290                26,367
                                                                 --------              --------
Shareholders' equity:
  Preferred stock, $0.001 par value, 10,000 shares
     authorized
  Common stock, $0.001 par value, 100,000 shares authorized,
     19,125 and 18,210 shares issued and outstanding........           19                    18
  Additional paid-in capital................................       70,256                52,387
  Retained earnings.........................................       49,131                28,099
  Cumulative currency translation adjustments...............         (360)
                                                                 --------              --------
                                                                  119,046                80,504
                                                                 --------              --------
Commitments and contingencies (Note 11)
                                                                 --------              --------
                                                                 $156,336              $106,871
                                                                 ========              ========

         The accompanying notes are an integral part of this statement.

                           EAGLE USA AIRFREIGHT, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                                                                     YEAR ENDED SEPTEMBER 30,
                                                              ---------------------------------------
                                                                 1998          1997          1996
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues....................................................   $417,083      $291,767      $185,445
Cost of transportation......................................    233,257       163,616       103,312
                                                               --------      --------      --------
                                                                183,826       128,151        82,133
                                                               --------      --------      --------
Operating expenses:
Personnel costs.............................................     97,584        67,813        41,619
Other selling, general and administrative expenses..........     54,022        34,639        22,665
                                                               --------      --------      --------
                                                                151,606       102,452        64,284
                                                               --------      --------      --------
Operating income............................................     32,220        25,699        17,849
Interest and other income...................................      1,776         1,693         1,079
Interest expense............................................                                   (145)
                                                               --------      --------      --------
Income before provision for income taxes....................     33,996        27,392        18,783
Provision for income taxes..................................     12,964        10,594         6,357
                                                               --------      --------      --------
Net income..................................................   $ 21,032      $ 16,798      $ 12,426
                                                               ========      ========      ========
Basic earnings per share....................................   $   1.12      $   0.94
                                                               ========      ========
Diluted earnings per share..................................   $   1.09      $   0.90
                                                               ========      ========
Pro forma information:
  Net -- income as reported.................................                               $ 12,426
  Pro forma charge in lieu of income taxes (Note 4).........                                    945
                                                                                           --------
Pro forma net income........................................                               $ 11,481
                                                                                           ========
Pro forma net income per share (Note 1).....................                               $   0.66
                                                                                           ========

         The accompanying notes are an integral part of this statement.

                           EAGLE USA AIRFREIGHT, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                YEAR ENDED SEPTEMBER 30,
                                                            ---------------------------------
                                                              1998        1997        1996
                                                                     (IN THOUSANDS)
Cash flows from operating activities:
  Cash received from customers............................  $ 402,773   $ 266,037   $ 172,461
  Cash paid to carriers, suppliers and employees..........   (372,077)   (259,760)   (158,483)
  Interest received.......................................      1,699       1,580         968
  Interest paid...........................................                               (145)
  Income taxes paid.......................................     (7,851)     (6,936)     (3,954)
                                                            ---------   ---------   ---------
          Net cash provided by operating activities.......     24,544         921      10,847
                                                            ---------   ---------   ---------
Cash flows from investing activities:
  Purchase of investments.................................    (20,304)    (11,350)    (27,714)
  Maturity of investments.................................     10,496      12,080      26,232
  Acquisitions of business, net of cash...................     (3,619)     (5,574)
  Acquisition of property and equipment...................    (11,863)     (6,524)     (7,189)
  Disposition of property and equipment...................        763         319          72
  Increase in other assets................................                               (300)
  Advances to shareholders and employees..................                                (67)
  Repayments from affiliates..............................                                737
                                                            ---------   ---------   ---------
          Net cash used by investing activities...........    (24,527)    (11,049)     (8,229)
                                                            ---------   ---------   ---------
Cash flows from financing activities:
  Payments on indebtedness................................                             (2,178)
  Proceeds from indebtedness..............................                              1,800
  Issuance of common stock, net of related costs..........      5,806       6,162      34,559
  Offering fee paid by selling shareholder................                    375
  Proceeds from exercise of stock options.................      6,621       2,637         628
  Payments on shareholder distribution notes..............                   (635)     (8,209)
  Distributions to shareholders...........................                             (2,701)
                                                            ---------   ---------   ---------
          Net cash provided by financing activities.......     12,427       8,539      23,899
                                                            ---------   ---------   ---------
Effect of foreign currency translation on cash............       (360)
                                                            ---------   ---------   ---------
Net increase (decrease) in cash and cash equivalents......     12,084      (1,589)     26,517
Cash and cash equivalents, beginning of year..............     25,107      26,696         179
                                                            ---------   ---------   ---------
Cash and cash equivalents, end of year....................  $  37,191   $  25,107   $  26,696
                                                            =========   =========   =========

         The accompanying notes are an integral part of this statement.

                           EAGLE USA AIRFREIGHT, INC.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                     COMMON STOCK     ADDITIONAL              CUMULATIVE
                                    ---------------    PAID-IN     RETAINED   TRANSLATION
                                    SHARES   AMOUNT    CAPITAL     EARNINGS   ADJUSTMENTS    TOTAL
Balance at September 30, 1995.....   6,000    $ 6      $   108     $ 1,585                  $  1,699
  Issuance of common stock to
     majority shareholder for
     acquisition of
     subsidiaries.................     223
  Issuance of common stock, net of
     related costs................   2,300      2       34,557                                34,559
  Distributions to shareholders...                                  (2,701)                   (2,701)
  Conversion from S Corporation to
     C Corporation................                         457                                   457
  Exercise of stock options.......     296                 628                                   628
  Tax benefit from exercise of
     stock options................                       3,374                                 3,374
  Two-for-one stock split
     (issuance of 8,673 shares of
     common stock)................   8,673      9                       (9)
  Net income......................                                  12,426                    12,426
                                    ------    ---      -------     -------                  --------
Balance at September 30, 1996.....  17,492     17       39,124      11,301                    50,442
  Issuance of common stock, net of
     related costs................     232               6,162                                 6,162
  Issuance of common stock for
     acquisition..................      33               1,000                                 1,000
  Payment on shareholder
     distribution notes...........                        (635)                                 (635)
  Exercise of stock options.......     453      1        2,636                                 2,637
  Tax benefit from exercise of
     stock options................                       4,100                                 4,100
  Net income......................                                  16,798                    16,798
                                    ------    ---      -------     -------                  --------
Balance at September 30, 1997.....  18,210     18       52,387      28,099                    80,504
  Issuance of common stock, net of
     related costs................     263               6,621                                 6,621
  Issuance of common stock for
     acquisition..................      28                 750                                   750
  Exercise of stock options.......     624      1        5,805                                 5,806
  Tax-benefit from exercise of
     stock options................                       4,693                                 4,693
  Foreign currency translation
     adjustments..................                                               $(360)         (360)
  Net income......................                                  21,032                    21,032
                                    ------    ---      -------     -------       -----      --------
Balance at September 30, 1998.....  19,125    $19      $70,256     $49,131       $(360)     $119,046
                                    ======    ===      =======     =======       =====      ========

         The accompanying notes are an integral part of this statement.

                           EAGLE USA AIRFREIGHT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION, OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES:

     Eagle USA Airfreight, Inc. (the Company) is a worldwide logistics company. The Company maintains operating facilities throughout the United States, Mexico, Canada, Hong Kong and the United Kingdom, as well as a worldwide network of exclusive and nonexclusive agents. The Company operates in one principal industry segment.

     All dollar amounts in the notes are presented in thousands except for share data.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of consolidation

     The consolidated financial statements include the accounts of Eagle USA Airfreight, Inc. and its subsidiaries. All significant intercompany transactions have been eliminated.

  Revenue and expense recognition

     Revenues and expenses related to the transportation of freight are recognized at the time the freight departs the terminal of origin. All other revenues are recognized when the service is provided.

  Cash equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates market value.

  Short-term investments

     At September 30, 1998 and 1997, the Company had short-term investments in commercial paper, U.S. Treasury Bills and Tax Exempt Municipal Bonds with a carrying value of $12,487 and $2,679, respectively. Securities with a carrying value of $10,457 at September 30, 1998 mature in less than one year. Such investments are "available for sale", since the Company has the intent to utilize the funds as needed. The investments are stated at amortized cost, which approximated market. Accordingly, no unrealized holding gains or losses have been recorded by the Company as of September 30, 1998. The Company's short-term investments in U.S. Treasury Bills at September 30, 1997 matured during fiscal 1998 with no gain or loss recognized.

  Concentration of credit risk

     The Company's customers include retailing, wholesaling, manufacturing, and electronics companies as well as international agents throughout the world. Management believes that concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and their dispersion across many different industries and geographic regions. The Company performs ongoing credit evaluations of its customers to minimize credit risk.

     Doing business in foreign locations subjects the Company to various risks and considerations typical to foreign enterprises, including, but not limited to, economic and political conditions in the United States and abroad, currency exchange rates, tax laws, and other laws and trade restrictions.

  Foreign currency exchange

     Foreign currency amounts attributable to foreign operations have been translated into U.S. dollars using year-end exchange rates for assets and liabilities, historical rates for equity, and average annual rates

                           EAGLE USA AIRFREIGHT, INC.

for revenues and expenses. Unrealized gains and losses arising from fluctuations in currency exchange rates are recorded as equity adjustments. Foreign currency transaction gains and losses realized during 1998 and 1997 were insignificant.

  Property and equipment

     Property and equipment is stated at cost. Property and equipment is depreciated using the straight line method over its estimated useful life. Expenditures for maintenance and repairs are expensed as incurred. Major improvements are capitalized. Costs of internally-developed software are capitalized in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use."

  Goodwill

     Goodwill, which represents the excess of purchase price over the fair value of net assets acquired, is being amortized on a straight-line basis over the estimated useful lives of the businesses acquired.

  Income taxes

     The provision for income taxes is computed based upon the pretax income included in the consolidated statement of income. The asset and liability approach is used to recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Prior to December 4, 1995, the Company had elected to be treated as an S Corporation for federal income tax purposes. Accordingly, all income tax liability was the responsibility of the shareholders.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Earnings per share and pro forma net income per share

     The Company has adopted Statement of Financial Accounting Standard No. 128 (SFAS 128) "Earnings per Share". Adoption of SFAS 128 has resulted in the retroactive restatement of earnings per share for the years ended prior to September 30, 1998. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share includes potential dilution that could occur if securities to issue common stock were exercised.

     As a result of the Company's change from an S Corporation to a C Corporation in December 1995, presentation of pro forma net income per share is necessary for the year ended September 30, 1996. For purposes of the pro forma net income per share computation, the two-for-one stock split and the shares issued to the Company's Chairman of the Board in connection with the acquisition of his interests in the Company's subsidiaries have been treated as if they had been effective and outstanding as of the beginning of fiscal 1996.

                           EAGLE USA AIRFREIGHT, INC.

     The computation of basic and diluted earnings per share were determined as follows:

                                                              EARNINGS
                                                              PER SHARE
                                                           ---------------   PRO FORMA
                                                             YEAR ENDED      NET INCOME
                                                            SEPTEMBER 30,    PER SHARE
                                                           ---------------   ----------
                                                            1998     1997       1996
Shares used in basic calculation:
  Weighted average shares outstanding....................  18,734   17,792     16,234
                                                           ------   ------     ------
          Total basic shares.............................  18,734   17,792     16,234
Additional shares for diluted computation:
  Common stock equivalents...............................     640      890        939
  Effect of shares issued to the Company's Chairman of
     the Board...........................................                          82
  Number of shares sold by the Company that would have
     been necessary to fund pre-IPO S Corporation
     distributions.......................................                         266
                                                           ------   ------     ------
          Total diluted shares...........................  19,374   18,682     17,521
                                                           ======   ======     ======

     Historical earnings per share is not provided for the fiscal year ended September 30, 1996 as such inclusion is not considered to be meaningful.

  New accounting pronouncements

     In February 1997, the Financial Accounting Standards Board issued SFAS 129 "Disclosure of Information About Capital Structure" for all periods ending after December 15, 1997. SFAS 129 contains no changes in the disclosure requirements of the Company because it was previously subject to such requirements pursuant to other Statements and Opinions.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income", and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The adoption of both statements is required for the Company's fiscal year ending September 30, 1999. Under SFAS No. 130, companies are required to report in the financial statements, in addition to net income, comprehensive income including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. SFAS 131 requires that companies report separately, in the financial statements, financial and descriptive information about operating segments, if applicable. The Company does not expect the adoption of SFAS No. 130 or SFAS 131 to have a material impact on its consolidated financial statements and related disclosures.

                           EAGLE USA AIRFREIGHT, INC.

NOTE 2 -- PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following at September 30:

                                                        ESTIMATED
                                                       USEFUL LIVES    1998      1997
Office and warehouse equipment and software..........      5 years    $17,139   $10,934
Vehicles.............................................      5 years      4,979     3,960
Furniture and fixtures...............................      7 years      3,356     1,031
Land.................................................                     731       731
Leasehold improvements...............................  lease terms      3,972     2,007
                                                                      -------   -------
                                                                       30,177    18,663
Less -- accumulated depreciation and amortization....                  (8,214)   (4,573)
                                                                      -------   -------
                                                                      $21,963   $14,090
                                                                      =======   =======

NOTE 3 -- BUSINESS ACQUISITIONS:

     On September 19, 1997, the Company acquired the operating assets of Michael Burton Enterprises, Inc., a transportation and value-added logistics service provider in Columbus, Ohio. The Company issued 33 shares of common stock, valued at $1,000, and paid approximately $5,574 in cash. The acquisition agreement also provides for three contingent payments of up to $1,750 each if certain annual sales goals are achieved over the next three years. The acquisition was accounted for as a purchase. Accordingly, the purchase price was allocated on the basis of the estimated fair market value of the net assets acquired, resulting in initial goodwill of approximately $4,750. The results of operations for the acquired business were included in the consolidated statement of income from the acquisition date forward. The first contingent payment was paid in October 1998.

     On April 3, 1998, the Company acquired substantially all of the operating assets of Eagle Transfer, Inc. (Eagle Companies), a privately-held international freight forwarder/consolidator based in Miami, Florida. On April 14, 1998, the Company acquired all of the outstanding stock of S. Boardman (Air Services) Limited and Subsidiaries (S. Boardman), a privately-held full services forwarder based in London, England. The aggregate purchase price for the two 1998 acquisitions was approximately $5,447, including $4,300 in cash plus 28 shares of Common Stock, valued at $750. The agreements also specify maximum contingent earnout payments in the aggregate of $1,950 in cash plus $2,250 in common stock, if certain performance benchmarks are met over each of the next three years. Despite the similarity in names, the Company and Eagle Companies have had no prior affiliation. The acquisitions were accounted for as purchases; accordingly, in each case the purchase price was allocated based on the estimated fair market value of the net assets acquired with the excess being recorded as goodwill. The results of operations for the acquired operations were included in the consolidated statements of income from the acquisition date forward. Pro forma disclosures for the acquisitions described above have not been included as the effects are not material to the consolidated results of operations.

     Pro forma disclosures for the acquisitions described above have not been included as the effects are not material to the consolidated results of operations.

                           EAGLE USA AIRFREIGHT, INC.

NOTE 4 -- INCOME TAXES:

     The Company's income tax provision was comprised of the following for the years ended September 30:

                                                            1998      1997      1996
Current:
  State..................................................  $ 1,670   $ 1,525   $1,152
  Federal................................................   10,239     8,686    5,129
  Foreign................................................       19
                                                           -------   -------   ------
                                                            11,928    10,211    6,281
                                                           -------   -------   ------
Deferred:
  State..................................................      165        67       11
  Federal................................................      936       316       65
  Foreign................................................      (65)
                                                           -------   -------   ------
                                                             1,036       383       76
                                                           -------   -------   ------
          Total..........................................  $12,964   $10,594   $6,357
                                                           =======   =======   ======

     A reconciliation of the federal statutory tax rate and the Company's provision for income taxes is as follows for the years ended September 30:

                                                           1998      1997      1996
Income taxes at the applicable federal statutory
  rates.................................................  $11,637   $ 9,371   $ 6,386
Tax exempt income.......................................     (205)     (158)     (130)
Nondeductible items.....................................      339       330       245
State income taxes, net of federal benefit..............    1,193     1,051     1,163
S Corporation taxation benefit..........................                       (1,307)
                                                          -------   -------   -------
Provision for income taxes..............................  $12,964   $10,594   $ 6,357
                                                          =======   =======   =======

     As a result of the exercises for the years ended September 30, 1998 and 1997 of nonqualified stock options to purchase an aggregate of 624 and 452 shares of common stock, the Company is entitled to a federal income tax deduction of approximately $12,887 and $10,200. The Company realized a tax benefit of approximately $4,693 and $4,100; accordingly, the Company recorded an increase to additional paid-in capital and a reduction in current taxes payable pursuant to the provisions of Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes". Any exercises of nonqualified stock options in the future at exercise prices below the then fair market value of the common stock may also result in tax deductions equal to the difference between such amounts, although there can be no assurance as to whether or not such exercises will occur, the amount of any deductions or the Company's ability to fully utilize such tax deductions.

                           EAGLE USA AIRFREIGHT, INC.

     Deferred tax assets and liabilities as of September 30, 1998 and 1997 were comprised of the following:

                                                               1998      1997
Assets:
  Bad debt expense..........................................  $   260    $ 221
  Amortization..............................................                50
  Accruals and other........................................      618      625
  Net operating loss carryforwards..........................       65
                                                              -------    -----
                                                                  943      896
                                                              -------    -----
Liabilities:
  Depreciation..............................................     (992)    (822)
  Software development costs................................     (866)
  Amortization..............................................      (47)
                                                              -------    -----
                                                               (1,905)    (822)
                                                              -------    -----
                                                              $  (962)   $  74
                                                              =======    =====

NOTE 5 -- SHAREHOLDERS' EQUITY:

     On December 6, 1995, the Company completed an underwritten public offering of 2,000 shares of common stock at a price to the public of $16.50 per share. In connection with the offering, the underwriters fully exercised an over-allotment option of 300 shares. Proceeds to the Company after deducting underwriting discounts, commissions and offering costs were approximately $34,559. Such proceeds have and may continue to be used for general corporate purposes, including acquisitions and working capital.

     On July 8, 1996, the Board authorized a two-for-one stock split, effected in the form of a stock dividend, payable August 1, 1996 to shareholders of record on July 24, 1996. All references in the financial statements to earnings per share and share information have been retroactively restated to reflect the split. The stock split resulted in the issuance of approximately 8,673 new shares of common stock and a reclassification of $9 from retained earnings to common stock representing the par value of the shares issued.

     In February 18, 1997, the Company completed an underwritten secondary public offering of 1,548 shares of its common stock at a price to the public of $28.25 per share. The Company did not receive any of the proceeds from the sale of shares by Daniel Swannie, a former executive officer and director of the Company. Pursuant to an agreement between the Company and Mr. Swannie entered into in connection with the offering, Mr. Swannie reimbursed the Company for all of its out-of-pocket expenses incurred in connection with the offering and made a payment to the Company of $375 for the Company's estimated internal costs relating to the offering. The agreement also restricts Mr. Swannie's ability to compete against the Company for a three-year term and places certain other limitations on his ability to act against the interests of the Company. In connection with the offering, the Company sold 232 shares of common stock to the underwriters pursuant to an over-allotment option at a price of $28.25 per share. The net proceeds received by the Company after deducting underwriting discounts and commissions were $6,162 and will be used for general corporate purposes.

     On January 30, 1998, the Company completed an underwritten secondary public offering of 2,013 shares of its Common Stock at a price to the public of $27.75 per share. The Company did not receive any of the proceeds from the sale of 1,750 of these shares sold by James R. Crane, the Company's Chairman of the Board of Directors, President and Chief Executive Officer. The Company sold 263 of the

                           EAGLE USA AIRFREIGHT, INC.

offered shares and the net proceeds received by the Company after deducting underwriting discounts and commissions and offering expenses were $6,600 and will be used for general corporate purposes.

     In September and October 1998, the Company's Board of Directors authorized the repurchase of up to one million shares of the Company's common stock in the open market. As of November 20, 1998, the Company had purchased 433 shares of common stock. Such shares are held in treasury.

NOTE 6 -- BENEFIT PLANS AND STOCK PLANS:

SAVINGS PLAN

     In October 1998, the Company initiated a Stock Purchase Plan, which provides for up to 200 shares of the Company's Common Stock to be reserved for issuance upon exercise of purchase rights granted to certain employees who elect to participate through regular payroll deductions. Purchase rights are granted to eligible employees who elect to participate each January 1 through July 1 for a six-month offering period. The purchase rights are exercisable in the following January or July at a price equal to the lesser of (1) 85% of the fair market value of the Company's Common Stock on the first date of such period or
(2) 85% of the fair market value of the Common Stock on the last day of such period.

     The Company has a 401(k) savings plan pursuant to which the Company provides discretionary matching of employees' tax-deferred savings, up to a maximum of 5% of eligible compensation. During fiscal 1998, 1997, and 1996, the Company recorded charges of $1,916, $1,373 and $960, respectively, related to its discretionary contributions to this plan.

STOCK OPTION PLANS

     The Company has two stock option plans (the 1994 Plan and Director Plan) whereby certain officers, directors and employees may be granted options, appreciation rights or awards related to the Company's common stock. The Board has authorized 6,100 shares to be available for grant pursuant to the 1994 Plan and 200 shares pursuant to the Director Plan.

     Under the 1994 Plan, each option is to be granted at an exercise price equal to the fair market value of the common stock on the date of grant. The options generally vest ratably over a five-year or seven-year period from the date of issuance (or 100% upon death). The Company has no obligation to repurchase the options granted. Vested options terminate seven years from the date of grant.

     Additional awards may be granted under the 1994 Plan in the form of cash, stock or stock appreciation rights. The stock appreciation right awards may consist of the right to receive payment in cash or common stock. Any award may be subject to certain conditions, including continuous service with the Company or achievement of certain business objectives. There have been no awards of this kind under the 1994 Plan.

     Under the Director Plan each option vests within one year from the date of issuance and terminates ten years from the date of issuance.

                           EAGLE USA AIRFREIGHT, INC.

     As of September 30, 1998, options to purchase 3,129 shares of common stock of the Company under both plans were outstanding as follows:

                                                                         EXERCISE PRICE
                                                              OPTIONS      PER SHARE
Outstanding at September 30, 1995...........................     845     $ 2.50 -  8.00
Granted prior to stock split................................     535      16.50 - 37.50
Effect of stock split (Note 9)..............................   1,237       1.25 - 18.75
Granted.....................................................      22      19.25 - 20.25
Forfeited...................................................    (149)              1.25
Exercised...................................................    (297)      1.25 -  8.25
                                                               -----
Outstanding at September 30, 1996...........................   2,193       1.25 - 20.25
Granted.....................................................     437      19.25 - 35.13
Forfeited...................................................     (68)      1.25 - 25.75
Exercised...................................................    (452)      1.25 - 19.25
                                                               -----
Outstanding at September 30, 1997...........................   2,110     $ 1.25 - 35.13
Granted.....................................................   1,842     $24.63 - 34.63
Forfeited...................................................    (199)      1.25 - 32.88
Exercised...................................................    (624)      1.25 - 26.31
                                                               -----
Outstanding at September 30, 1998...........................   3,129
                                                               =====
Options vested at end of year...............................     550
                                                               =====

     The two-for-one stock split resulted at the date thereof in the issuance of an additional option for each one outstanding and a 50% reduction in the exercise price for all outstanding options (Note 5).

     The following table summarizes information about stock options outstanding at September 30, 1998:

                                              OUTSTANDING                  EXERCISABLE
                                   ---------------------------------    ------------------
                                               AVERAGE      WEIGHTED              WEIGHTED
RANGE OF                                      REMAINING     AVERAGE               AVERAGE
EXERCISE PRICES                    NUMBER       LIFE         PRICE      NUMBER     PRICE
$ 1.25 - $ 1.25................      595         3.0         $ 1.25      325       $ 1.25
$ 4.00 - $14.00................      315         4.8          11.58      102        10.48
$17.13 - $30.63................    2,014         6.2          27.56      121        22.68
$31.25 - $35.13................      205         6.9          33.36        2        34.52
                                   -----         ---         ------      ---       ------
$ 1.25 - $35.13................    3,129         5.5         $21.33      550       $ 7.77
                                   =====         ===         ======      ===       ======

     The Company applies APB25 and related interpretations in accounting for its stock option plans. No compensation cost has been recognized for these plans. The weighted average fair values of options granted during 1998, 1997 and 1996 were $16.66, $12.50 and $6.62, respectively. Had compensation cost for the Company's option plans been determined based upon the fair value at the grant dates for awards under these plans consistent with the method set forth under Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation", the Company's net income for the years ended September 30, 1998 and 1997 would have been reduced by $3,101 and $2,490, respectively. Pro forma net income for the year ended September 30, 1996 would have been reduced by $636.

     Diluted earnings per share for fiscal 1998 and 1997 would have been reduced by $0.16 and $0.13, respectively, and pro forma net income per share for fiscal 1996 would have been reduced by $0.04.

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes options-repricing model with the following weighted-average assumptions used for grants in 1998, 1997 and

                           EAGLE USA AIRFREIGHT, INC.

1996: expected volatility of 60%, 44% and 70%, risk-free interest rates of 5.4%, 6.3% and 6.1%, zero dividend yield and an expected life of five years in 1998 and six years in 1997 and 1996.

NOTE 7 -- RELATED PARTY TRANSACTIONS:

     From time to time, the Company utilizes an aircraft owned by an entity that is controlled by the principal shareholder and is charged $1.4 per hour for actual usage. Total travel expense during fiscal years ended September 30, 1998, 1997 and 1996 related to the aircraft was $424, $125 and $72.

NOTE 8 -- FINANCING ARRANGEMENTS:

     The Company has a number of operating lease agreements, principally for computer equipment, office space and freight operation facilities. These leases are noncancelable and expire on various dates through 2007. Following is a summary of future minimum rental payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year:

                        YEAR ENDED
                       SEPTEMBER 30,
  1999.....................................................  $ 7,807
  2000.....................................................    6,988
  2001.....................................................    5,102
  2002.....................................................    2,623
  Thereafter...............................................    1,040
                                                             -------
                                                             $23,560
                                                             =======

     Rent expense under all noncancelable operating leases during 1998, 1997 and 1996 was $7,022, $4,773 and $3,062, respectively.

     In January 1997, the Company entered into a five-year operating lease agreement with two unrelated parties for financing the construction of its recently completed Houston terminal, warehouse and headquarters facility (the Houston facility). The cost of the Houston facility was approximately $8.5 million. Under the terms of the lease agreement, average monthly lease payments are approximately $59 (including monthly interest costs based upon LIBOR rate plus 145 basis points) beginning July 1, 1998 through October 2, 2002 with a balloon payment equal to the outstanding lease balance (initially equal to the cost of the facility) due on October 2, 2002. The Company has an option, exercisable at any time during the lease term to acquire the facility for an amount equal to the outstanding lease balance. In the event the Company does not exercise the purchase option, it is subject to a deficiency payment computed as the amount equal to the outstanding lease balance minus the then current fair market value of the Houston facility. As of September 30, 1998, the lease balance was approximately $8,500.

     On April 3, 1998, the Company entered into a five-year $20 million master operating lease agreement with two unrelated parties for financing the construction of terminal and warehouse facilities throughout the United States designated by the Company (each, a Financed Facility). Under the terms of the master operating lease agreement, average monthly lease payments (including monthly interest costs based upon LIBOR rate plus 145 basis points) began upon the completion of the construction of each Financed Facility and will continue for a term of 52 months with a balloon payment equal to the outstanding lease balances (initially equal to the cost of the facility) due at the end of each lease term, and the Company has an option, exercisable at any time during the lease term, and under certain circumstances may be obligated, to acquire each Financed Facility for an amount equal to the outstanding lease balance. In the event the Company does not exercise the purchase option, and does not otherwise meet its obligations, it is subject to a deficiency payment computed as the amount equal to the outstanding lease balance minus the

                           EAGLE USA AIRFREIGHT, INC.

then fair market value of each Financed Facility within certain limits. The Company expects to begin construction of each Financed Facility prior to December 1999. As of September 30, 1998, the aggregate lease balance was approximately $750 under the master operating leases.

     The Company's subsidiaries in the United Kingdom and Mexico maintain bank lines of credit for purposes of securing customs bonds and bank letters of credit for purposes of guaranteeing certain transportation expenses. These credit lines and letters of credit are supported by standby letters of credit issued by a United States bank or guarantees issued by the Company to the foreign banks. At September 30, 1998 the Company was contingently liable for approximately $3 million under outstanding letters of credit and guarantees related to these obligations.

NOTE 9 -- STATEMENT OF CASH FLOWS:

     Following is a reconciliation of net income to net cash provided by operating activities for the years ended September 30:

                                                         1998       1997       1996
Reconciliation of net income to net cash provided by
  operating activities: --
  Net income.........................................  $ 21,032   $ 16,798   $ 12,426
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Provision for bad debts............................     2,036      1,447        743
  Depreciation and amortization......................     4,271      2,092      1,124
  Deferred income tax expense (benefit)..............     1,036        383         76
  Other income.......................................                  694
  Change in assets and liabilities, net of
     acquisitions:
     Trade accounts receivable.......................   (10,347)   (24,486)   (13,727)
     Prepaid expenses and other assets...............     1,194     (1,086)      (272)
     Accounts payable and other accrued
       liabilities...................................     5,322      5,079     10,477
                                                       --------   --------   --------
          Net cash provided by operating
            activities...............................  $ 24,544   $    921   $ 10,847
                                                       ========   ========   ========

     Supplemental information on noncash investing and financing activities:

          The exercise of employee stock options resulted in a reduction of the Company's tax liability and an increase in its additional paid-in capital of $4,693 and $4,100 in fiscal 1998 and 1997.

          A 2-for-1 stock split was paid on August 1, 1996 and resulted in a charge of $9 to common stock and retained earnings.

          A contingent payment of $1,500 was accrued at September 30, 1998 resulting in an increase in goodwill and accrued liabilities.

          Goodwill was recorded in 1998 as a result of the issuance of 28 shares of common stock, valued at $750, in connection with an acquisition.

                           EAGLE USA AIRFREIGHT, INC.

NOTE 10 -- QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

     The following is a summary of the Company's unaudited quarterly financial information for the years ended September 30, 1998 and 1997.

                                                           QUARTER ENDED,
                                         ---------------------------------------------------
                                         DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                             1997         1998        1998         1998
Revenues...............................    $97,645       $90,544    $107,050     $121,844
Operating income.......................      9,349         6,064       8,472        8,335
Income before provision for income
  taxes................................      9,654         6,532       8,958        8,852
Net income.............................      5,890         3,989       5,645        5,508
Diluted earnings per share.............       0.31          0.21        0.29         0.28

                                                            QUARTER ENDED,
                                          ---------------------------------------------------
                                          DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                              1996         1997        1997         1997
Revenues................................    $67,586       $61,489    $71,301       $91,391
Operating income........................      7,198         4,025      6,352         8,124
Income before provision for income
  taxes.................................      7,471         4,726      6,726         8,469
Net income..............................      4,514         2,948      4,104         5,232
Diluted earnings per share..............       0.24          0.16       0.22          0.28

NOTE 11 -- COMMITMENTS AND CONTINGENCIES:

     From time to time, the Company is a party to various legal claims and proceedings arising in the ordinary course of business.

     In December 1997, the U.S. Equal Employment Opportunity Commission ("EEOC") issued a Commissioner's Charge against the Company and certain of its subsidiaries (the "Commissioner's Charge") pursuant to Sections 706 and 707 of Title VII of the Civil Rights Act of 1964, as amended ("Title VII"). The Company continues to vigorously defend against allegations contained in the Commissioner's Charge. In the Commissioner's Charge, the EEOC charged the Company and certain of its subsidiaries with violations of Section 703 of Title VII, as amended, the Age Discrimination in Employment Act of 1967, and the Equal Pay Act of 1963, resulting from (i) engaging in unlawful discriminatory hiring, recruiting, and promotion practices and maintaining a hostile work environment, based on one or more of race, national origin, age, and gender, (ii) failures to investigate, (iii) failures to maintain proper records and (iv) failures to file accurate reports. The Commissioner's Charge states that the persons aggrieved include all Blacks, Hispanics, Asians and females who are, have been or might be affected by the alleged unlawful practices. The Company cannot currently predict with any great degree of certainty, the length of time it will take to resolve this matter, the likely outcome of this matter or the effect of any such outcome. An adverse determination of the matters in the Commissioner's Charge would likely result in a civil action by the EEOC that could seek back pay, other compensatory damages, and punitive damages for the allegedly aggrieved persons.

                           EAGLE USA AIRFREIGHT, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT PAR VALUES)

                                                               JUNE 30,     SEPTEMBER 30,
                                                                 1999           1998
                                                              (UNAUDITED)     (AUDITED)
                           ASSETS

Current assets:
  Cash and cash equivalents.................................   $ 47,403       $ 37,191
  Short-term investments....................................     12,010         12,487
  Accounts receivable -- trade, net.........................     84,724         69,576
  Prepaid expenses and other................................      5,848          3,905
                                                               --------       --------
          Total current assets..............................    149,985        123,159
Property and equipment, net.................................     26,543         21,963
Other assets................................................     11,154         11,214
                                                               --------       --------
                                                               $187,682       $156,336
                                                               ========       ========

            LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable -- trade.................................   $ 10,187       $  4,542
  Accrued transportation costs..............................     15,801         14,014
  Accrued compensation and employee benefits................     14,063         14,061
  Other current liabilities.................................      7,418          4,673
                                                               --------       --------
          Total current liabilities.........................     47,469         37,290
                                                               --------       --------
Long-term indebtedness......................................
                                                               --------       --------
Shareholders' equity:
  Preferred Stock, $0.001 par value, 10,000 shares
     authorized
  Common Stock, $0.001 par value, 100,000 shares authorized,
     19,031 and 19,125 shares issued and outstanding........         19             19
  Additional paid-in capital................................     80,115         70,256
  Retained earnings.........................................     69,707         49,131
  Accumulated other comprehensive loss......................       (426)          (360)
  Treasury stock at cost....................................     (9,202)
                                                               --------       --------
                                                                140,213        119,046
                                                               --------       --------
                                                               $187,682       $156,336
                                                               ========       ========

      See notes to unaudited condensed consolidated financial statements.

                           EAGLE USA AIRFREIGHT, INC.

      CONDENSED CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               NINE MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1999       1998
Revenues....................................................  $428,424   $295,239
Cost of transportation......................................   243,455    164,525
                                                              --------   --------
                                                               184,969    130,714
                                                              --------   --------
Operating expenses:
  Personnel costs...........................................    93,955     69,071
  Other selling, general and administrative expenses........    59,411     37,758
                                                              --------   --------
                                                               153,366    106,829
                                                              --------   --------
Operating income............................................    31,603     23,885
                                                              --------   --------
Interest and other income...................................     1,934      1,259
Interest expense............................................
                                                              --------   --------
Nonoperating income.........................................     1,934      1,259
                                                              --------   --------
Income before provision for income taxes....................    33,537     25,144
Provision for income taxes..................................    12,961      9,620
                                                              --------   --------
Net income..................................................    20,576     15,524
Other comprehensive income:
Foreign currency translation................................       (40)
                                                              --------   --------
Comprehensive income........................................  $ 20,536   $ 15,524
                                                              ========   ========
Basic weighted average common shares outstanding............    18,812     18,617
                                                              ========   ========
Diluted weighted average common and common equivalent shares
  outstanding...............................................    19,283     19,322
                                                              ========   ========
Basic earnings per share (Note 2)...........................  $   1.09   $   0.83
                                                              ========   ========
Diluted earnings per share (Note 2).........................  $   1.07   $   0.80
                                                              ========   ========

      See notes to unaudited condensed consolidated financial statements.

                           EAGLE USA AIRFREIGHT, INC.

      CONDENSED CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              THREE MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1999       1998
Revenues....................................................  $149,826   $107,050
Cost of transportation......................................    86,133     60,343
                                                              --------   --------
                                                                63,693     46,707
                                                              --------   --------
Operating expenses:
  Personnel costs...........................................    32,012     24,135
  Other selling, general and administrative expenses........    20,609     14,100
                                                              --------   --------
                                                                52,621     38,235
                                                              --------   --------
Operating income............................................    11,072      8,472
                                                              --------   --------
Interest and other income...................................       751        486
Interest expense............................................
                                                              --------   --------
Nonoperating income.........................................       751        486
                                                              --------   --------
Income before provision for income taxes....................    11,823      8,958
Provision for income taxes..................................     4,528      3,313
                                                              --------   --------
Net income..................................................     7,295      5,645
Other comprehensive income:
Foreign currency translation................................      (233)
                                                              --------   --------
Comprehensive income........................................  $  7,062   $  5,645
                                                              ========   ========
Basic weighted average common shares outstanding............    18,934     19,008
                                                              ========   ========
Diluted weighted average common and common equivalent shares
  outstanding...............................................    19,723     19,674
                                                              ========   ========
Basic earnings per share (Note 2)...........................  $   0.39   $   0.30
                                                              ========   ========
Diluted earnings per share (Note 2).........................  $   0.37   $   0.29
                                                              ========   ========

      See notes to unaudited condensed consolidated financial statements.

                           EAGLE USA AIRFREIGHT, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                               NINE MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1999       1998
Cash flows from operating activities........................  $ 23,873   $ 19,191
                                                              --------   --------
Cash flows from investing activities:
  Purchase of investments...................................   (12,627)   (13,897)
  Maturity of investments...................................    13,104      2,500
  Acquisition of property and equipment, net................    (8,687)    (8,081)
  Payment of contingent consideration for acquisition.......    (2,000)
  Other.....................................................       (63)    (2,988)
                                                              --------   --------
          Net cash used by investing activities.............   (10,273)   (22,466)
                                                              --------   --------
Cash flows from financing activities:
  Issuance of common stock, net of related costs............                6,623
  Proceeds from exercise of stock options...................     5,896      5,425
  Purchase of treasury stock................................    (9,218)
                                                              --------   --------
          Net cash provided (used) by financing
           activities.......................................    (3,322)    12,048
                                                              --------   --------
Effect of foreign currency translation on cash..............       (66)
                                                              --------   --------
Net increase in cash and cash equivalents...................    10,212      8,773
Cash and cash equivalents, beginning of period..............    37,191     25,107
                                                              --------   --------
Cash and cash equivalents, end of period....................  $ 47,403   $ 33,880
                                                              ========   ========

      See notes to unaudited condensed consolidated financial statements.

                           EAGLE USA AIRFREIGHT, INC.

            CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                 ACCUMULATED
                                       COMMON STOCK     ADDITIONAL                  OTHER
                                      ---------------    PAID-IN     RETAINED   COMPREHENSIVE   TREASURY
                                      SHARES   AMOUNT    CAPITAL     EARNINGS   INCOME (LOSS)    STOCK      TOTAL
Balance at September 30, 1998.......  19,125    $19      $70,256     $49,131        $(360)                 $119,046
Exercise of stock options...........     465               5,896                                              5,896
Issuance of shares under stock
  purchase plan.....................       4                 (16)                               $    64          48
Purchase of treasury stock..........    (563)                                                    (9,266)     (9,266)
Tax benefit from exercise of stock
  options...........................                       3,979                                              3,979
Net income..........................                                  20,576                                 20,576
Foreign currency translation
  adjustments.......................                                                  (66)                      (66)
                                      ------    ---      -------     -------        -----       -------    --------
Balance at June 30, 1999............  19,031    $19      $80,115     $69,707        $(426)      $(9,202)   $140,213
                                      ======    ===      =======     =======        =====       =======    ========

      See notes to unaudited condensed consolidated financial statements.

                           EAGLE USA AIRFREIGHT, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

     The accompanying unaudited condensed consolidated financial statements have been prepared by Eagle USA Airfreight, Inc. (the Company) in accordance with the rules and regulations of the Securities and Exchange Commission (the SEC) for interim financial statements and accordingly do not include all information and footnotes required under generally accepted accounting principles for complete financial statements. The financial statements have been prepared in conformity with the accounting principles and practices disclosed in, and should be read in conjunction with, the annual financial statements of the Company included in the Company's Annual Report on Form 10-K (File No. 0-27288). In the opinion of management, these interim financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position at June 30, 1999 and the results of its operations for the nine and three months ended June 30, 1999 and 1998. Results of operations for the nine and three months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 1999.

NOTE 1 -- ORGANIZATION, OPERATIONS, AND SIGNIFICANT ACCOUNTING POLICIES:

     Eagle USA Airfreight, Inc. (the Company) is a worldwide logistics company. The Company maintains operating facilities throughout the United States, Mexico, Canada, Hong Kong, the United Kingdom, Argentina, Brazil, and Peru as well as a worldwide network of exclusive and nonexclusive agents. The Company operates in one principal industry segment.

     On July 26, 1999, the Board of Directors declared a three-for-two-stock split, effected in the form of a stock dividend, payable to shareholders of record on August 23, 1999. As of June 30, 1999, the Company has 19,030,774 common shares outstanding (net of 558,558 treasury shares). After the split, the number of shares outstanding will increase to approximately 28,546,161.

     In September and October 1998, the Company's Board of Directors authorized the repurchase of up to one million shares of the Company's common stock in the open market. As of June 30, 1999, the Company had repurchased 563,200 shares of common stock (4,642 shares of which were subsequently resold pursuant to the Company's employee stock purchase plan). Such shares are held in treasury. The board authorization for share repurchases expired following these repurchases.

NOTE 2 -- EARNINGS PER SHARE:

     The Company has adopted Statement of Financial Accounting Standard No. 128 (SFAS 128), "Earnings Per Share". Adoption of SFAS 128 has resulted in the retroactive restatement of earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share includes potential dilution that could occur if securities to issue common stock were exercised.

                           EAGLE USA AIRFREIGHT, INC.

                                  (UNAUDITED)

     The computation of basic and diluted earnings per share are as follows:

                                                              NINE MONTHS ENDED
                                                                   JUNE 30,
                                                              ------------------
                                                               1999       1998
Net income..................................................  $20,576    $15,524
                                                              =======    =======
Shares used in basic calculation:
  Weighted average shares outstanding.......................   18,812     18,617
                                                              -------    -------
          Total basic shares................................   18,812     18,617
Additional shares for diluted computation:
  Effect of stock options...................................      471        705
                                                              -------    -------
          Total diluted shares..............................   19,283     19,322
                                                              =======    =======
Basic earnings per share....................................  $  1.09    $  0.83
                                                              =======    =======
Diluted earnings per share..................................  $  1.07    $  0.80
                                                              =======    =======

     For the nine months ended June 30, 1999, the effect of stock options was calculated assuming exercise of options for 2,945,208 shares of common stock at prices ranging from $1.25 to $37.28 per share and assumed repurchase of shares at the average market price per share of $28.18 computed as of the beginning of the period using the treasury stock method. For the nine months ended June 30, 1998, the effect of stock options was calculated assuming exercise of options for 3,019,153 shares of common stock at prices ranging from $1.25 to $35.13 per share and assumed repurchase of shares at the average market price per share of $30.28 computed as of the beginning of the period using the treasury stock method. For the nine months ended June 30, 1999 and 1998, 1,731,075 and 175,000 options, respectively, were excluded from the diluted earnings per share calculation because their effect was antidilutive.

                                                              THREE ENDED JUNE 30,
                                                              --------------------
                                                                1999        1998
Net income..................................................  $ 7,295     $ 5,645
                                                              =======     =======
Shares used in basic calculation:
  Weighted average shares outstanding.......................   18,934      19,008
                                                              -------     -------
          Total basic shares................................   18,934      19,008
Additional shares for diluted computation:
  Effect of stock options...................................      789         666
                                                              -------     -------
          Total diluted shares..............................   19,723      19,674
                                                              =======     =======
Basic earnings per share....................................  $  0.39     $  0.30
                                                              =======     =======
Diluted earnings per share..................................  $  0.37     $  0.29
                                                              =======     =======

     For the three months ended June 30, 1999, the effect of stock options was calculated assuming exercise of options for 2,945,208 shares of common stock at prices ranging from $1.25 to $37.28 per share and assumed repurchase of shares at the average market price per share of $40.87 computed as of the beginning of the period using the treasury stock method. For the three months ended June 30, 1998, the effect of stock options was calculated assuming exercise of options for 3,019,153 shares of common stock at prices ranging from $1.25 to $35.13 per share and assume repurchase of shares at the average market price per share of $31.74 computed as of the beginning of the period using the treasury stock method. For the three months ended June 30, 1999 and 1998, 0 and 152,500 options, respectively, were excluded from the diluted earnings per share calculation because their effect was antidilutive.

                           EAGLE USA AIRFREIGHT, INC.

                                  (UNAUDITED)

NOTE 3 -- NEW ACCOUNTING PRONOUNCEMENTS:

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 is effective for transactions entered into after January 1, 2000. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and the type of hedge transaction. The ineffective portion of all hedges will be recognized in earnings. We are in the process of determining the impact that the adoption of SFAS 133 will have on our results of operations and financial position.

     On October 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income", and SFAS 131, "Disclosures about Segments of an Enterprise and Related Information". Under SFAS 130, companies are required to report in the financial statements, in addition to net income, comprehensive income including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. The Company's only component of other comprehensive income is foreign currency translation adjustments. The Company's cumulative translation adjustments are now characterized as accumulated other comprehensive income or loss.

     SFAS 131 requires that companies report separately, in the financial statements, financial and descriptive information about operating segments, if applicable. During the nine and three months ended June 30, 1999, the Company's geographic segments which are not domiciled in the United States did not represent, in the aggregate, more than 10% of the revenues, net income, or assets of the combined amounts for all geographic segments.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               , 1999

                          [EAGLE USA AIRFREIGHT LOGO]

                        1,200,000 SHARES OF COMMON STOCK

                           -------------------------

                                   PROSPECTUS

                           -------------------------

                          DONALDSON, LUFKIN & JENRETTE

--------------------------------------------------------------------------------

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR OUR AFFAIRS HAVE NOT CHANGED SINCE THE DATE HEREOF.

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a statement of estimated expenses we incurred in connection with the issuance and distribution of the securities being registered under this registration statement. The estimates do not include underwriting discounts and commissions, all of which will be paid by the Selling Shareholder. Except for the SEC registration fee and the NASD filing fee, all expenses are estimated.

SEC Registration Fee........................................  $14,099
NASD Filing Fee.............................................    5,572
Printing and Engraving Expense..............................     *
Accounting Fees and Expenses................................     *
Legal Fees and Expenses.....................................     *
Transfer Agent and Registrar Fees and Expenses..............     *
Blue Sky Fees and Expenses (including legal fees)...........     *
Miscellaneous...............................................     *
                                                              -------
          Total.............................................     *

------------------------------

* To be provided by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 2.02-1 of the Texas Business Corporation Act provides that a corporation may indemnify any director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer

     - conducted himself in good faith,
     - reasonably believed in the case of conduct in his official capacity, that his conduct was in the corporation's best interests or, in all other cases, that his conduct was at least not opposed to the corporation's best interests and
     - in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Subject to certain exceptions, a director or officer may not be indemnified if the person is found liable to the corporation or if the person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with the proceeding in which he is named defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.

     Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under
Article 2.02-1.

     Our bylaws provide for the indemnification of our officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act. We have also entered into indemnification agreements with each of our directors and some of our officers that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitees' receipt of these benefits. These provisions cover, among other things:

     - specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination,
     - specification of the time periods by which payments or determinations must be made and actions must be taken and
     - the establishment of presumptions in favor of an indemnitee.

The benefits of some of these provisions are available to an indemnitee only if there has been a change in control. In addition, we may purchase directors' and officers' liability insurance policies for our directors and officers in the future. Our Bylaws and these agreements with directors and officers provide for indemnification for amounts

     - in respect of the deductibles for these insurance policies,
     - that exceed the liability limits of these insurance policies and
     - that are available, were available or which become available to us but which our officers or directors determine is inadvisable for us to purchase, given our cost involved.

     This indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the bylaws or such agreements.

     The above discussion of Article 2.02-1 of the Texas Business Corporation Act and of our bylaws is not intended to be exhaustive and is respectively qualified in its entirety by the statute and the bylaws.

     Reference is made to the form of the Underwriting Agreement, filed as
Exhibit 1.1 hereto, which contains provisions for indemnification of the selling shareholder and us, our directors, officers and any controlling persons by the Underwriters against some liabilities for information furnished by the Underwriters.

ITEM 16. EXHIBITS.

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
          +1.1           -- Form of Underwriting Agreement.
          *4.1           -- Second Amended and Restated Articles of Incorporation of
                            the Company, as amended (filed as Exhibit 3(i) to the
                            Company's Quarterly Report on Form 10-Q for the fiscal
                            quarter ended March 31, 1998, and incorporated herein by
                            reference).
          *4.2           -- Amended and Restated Bylaws of the Company, as amended
                            (filed as Exhibit 3.2 to the Company's Registration
                            Statement on Form S-1, Registration No. 33-97606, and
                            incorporated herein by reference).
          +5.1           -- Opinion of Baker & Botts, L.L.P.
          23.1           -- Consent of PricewaterhouseCoopers LLP.
         +23.2           -- Consent of Baker & Botts, L.L.P. (included in Exhibit
                            5.1)
          24.1           -- Powers of Attorney (included on the signature page).
          27.1           -- Financial Data Schedule.
         +99.1           -- Agreement between the Company and Mr. James R. Crane
                            dated as of July 28, 1999.

------------------------------

*  Incorporated by reference as indicated.

+  To be filed by amendment.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     - For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     - For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.
     - For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 29th day of July, 1999.

                                            EAGLE USA AIRFREIGHT, INC.

                                            By:     /s/ JAMES R. CRANE

                                              ----------------------------------
                                                        James R. Crane
                                              President, Chief Executive Officer
                                                              and
                                                    Chairman of the Board

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James R. Crane and Douglas A. Seckel, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, within the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform each and every act and thing requisite or necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on July 29, 1999.

                  SIGNATURE                                             TITLE
                  ---------                                             -----

              /s/ JAMES R. CRANE                President, Chief Executive Officer and Chairman of
----------------------------------------------    the Board (Principal Executive Officer)
                James R. Crane

            /s/ DOUGLAS A. SECKEL               Chief Financial Officer, Treasurer and Director
----------------------------------------------    (Principal Financial and Accounting Officer)
              Douglas A. Seckel

            /s/ FRANK J. HEVRDEJS               Director
----------------------------------------------
              Frank J. Hevrdejs

              /s/ NEIL E. KELLEY                Director
----------------------------------------------
                Neil E. Kelley

        /s/ NORWOOD KNIGHT-RICHARDSON           Director
----------------------------------------------
          Norwood Knight-Richardson

           /s/ REBECCA A. MCDONALD              Director
----------------------------------------------
             Rebecca A. McDonald

           /s/ WILLIAM P. O'CONNELL             Director
----------------------------------------------
             William P. O'Connell

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
          +1.1           -- Form of Underwriting Agreement.
          *4.1           -- Second Amended and Restated Articles of Incorporation of
                            the Company, as amended (filed as Exhibit 3(i) to the
                            Company's Quarterly Report on Form 10-Q for the fiscal
                            quarter ended March 31, 1998, and incorporated herein by
                            reference).
          *4.2           -- Amended and Restated Bylaws of the Company, as amended
                            (filed as Exhibit 3.2 to the Company's Registration
                            Statement on Form S-1, Registration No. 33-97606, and
                            incorporated herein by reference).
          +5.1           -- Opinion of Baker & Botts, L.L.P.
          23.1           -- Consent of PricewaterhouseCoopers LLP.
         +23.2           -- Consent of Baker & Botts, L.L.P. (included in Exhibit
                            5.1)
          24.1           -- Powers of Attorney (included on the signature page).
          27.1           -- Financial Data Schedule.
         +99.1           -- Agreement between the Company and Mr. James R. Crane
                            dated as of July 28, 1999.

------------------------------

*  Incorporated by reference as indicated.

+  To be filed by amendment.